U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LEADER CAPITAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	37-1853394
State or other jurisdiction of incorporation or organization)	IRS Employer Identification Number

Room 2708-09, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	852-34876378

Copies to:

Nimish Patel, Esq.

Blake Baron, Esq.

Mitchell Silberberg & Knupp, LLP

437 Madison Avenue, 25th Floor

New York, NY 10022

Telephone Number: (917) 546-7709

Facsimile Number: (917) 546-7677

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, $0.0001 par value
Title of class

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. [  ]

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

CONTAINED IN THIS REGISTRATION STATEMENT

This registration statement contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this registration statement. In particular, these include statements relating to future actions, future performance, anticipated expenses, or projected financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include the following:

●	the availability and adequacy of our cash flow to meet our requirements;

●	economic, competitive, demographic, business and other conditions in our local and regional markets;

●	changes or developments in laws, regulations or taxes in our industry;

●	actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

●	competition in our industry;

●	the loss of or failure to obtain any license or permit necessary or desirable in the operation of our business;

●	changes in our business strategy, capital improvements or development plans;

●	the availability of additional capital to support capital improvements and development; and

●	other risks identified in this registration statement and in our other filings with the Securities and Exchange Commission (the “SEC”).

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, or joint ventures we may make or collaborations or strategic partnerships we may enter into.

You should read this registration statement and the documents that we have filed as exhibits to this registration statement completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Unless otherwise stated or the context otherwise requires, the terms “Leader Capital Holdings Corp.,” “we,” “us,” “our” and the “Company” refer collectively to Leader Capital Holdings Corp. and, where appropriate, its subsidiaries.

Item 1. Business.

Leader Capital Holdings Corp. is an early stage technology company that conducts its operations through its wholly owned subsidiaries, Leader Financial Group Limited, a Seychelles corporation incorporated on March 6, 2017 (“LFGL”), and JFB Internet Service Limited, a Hong Kong corporation incorporated on July 6, 2017 (“JFB”).

Through LFGL, we act as the service provider for a mobile application investment platform that is owned by JFB. The platform connects investors with financial service providers in an effort to sharpen operational efficiency and seeks to address customer demands for more innovative services. It is a ready-made application created to meet the needs of financial service providers, especially trust companies and insurance companies. The platform is customizable and each financial institution can adjust the platform to better suit their client’s needs.

Currently, our platform is used by trust companies to help their clients review their asset portfolio(s) at anytime from anywhere. The investors can use their trust accounts to purchase a wide range of investment products, including regulatory insurance policies and registered funds through the JFB platform. In this way, the JFB platform can reduce the workload of customer service representatives. Investors can also use the JFB platform to make investment decisions in real-time and place investment orders, without having to e-mail, mail or fax documents to their investment advisor. Our investment platform is also equipped with comprehensive and real-time information about financial markets.

With the JFB platform, investors can do the following:

●	keep track of their investment portfolio;
●	view insurance policy details;
●	check their trust account balances;
●	browse various financial products offered by the company;
●	view the latest financial news;
●	browse analyst reports from industry experts;
●	customize their background and layout; and
●	contact our online customer service team.

Use of the JFB platform is currently free; however, we have an agreement with a third party whereby we have authorized the third party to use our investment platform and related applications until December 31, 2020 for a fee. In the future, the Company intends to generate additional revenue by developing a new, more comprehensive mobile application, which we refer to as the FinMaster mobile application, with similar functions as the JFB platform, to offer to our clients for a fee.

Competition

Our market is competitive, and we expect competition in our market to increase as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition may result in price reductions, reduced profitability and loss of market share. We cannot ensure that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships may also become competitors.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. We believe they may also pursue and adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. In addition, competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products. Furthermore, we face challenges in selling our product to large companies in the process industries that have internally developed their own proprietary software solutions.

However, most of our competitors only provide direct services to a single company and investors can only choose that company’s products. The JFB platform differs in that it offers different products from different companies in one mobile application and allows for user customization. We believe this approach provides us with an advantage over many of our competitors.

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Marketing

The JFB mobile application platform is marketed mainly through word of mouth. We rely on our clients and business contacts, such as insurance brokerage houses, real estate agent firms, social network groups, and securities firms to encourage their clients to download the JFB mobile application platform. Some of these professional firms do not currently have the resources to develop their own software to manage their clients, so they rely on the JFB mobile application platform to manage their clients, their clients’ assets and reduce their administrative workload. Thus, it is in their interest to encourage their clients to use the JFB mobile application platform.

Intellectual Property

The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright, patent and trademark laws in the U.S. and abroad. We have not patented our proprietary technology in order to keep our technology architecture, trade secrets, and engineering roadmap private. We may in the future file patent applications; however, such applications may not result in the issuance of any patents, and any issued patents may not actually provide adequate defensive protection or competitive advantages to us. Our ability to continually develop new intellectual property and deliver new functionality quickly serves to protect us against our competitors.

Employees

As of March 26, 2020, the Company has 11 employees.

Corporate Information

We were incorporated in the State of Nevada on March 22, 2017. Our principal executive office is located at Room 2708-09, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong.

Government Regulation and Approvals

The Company offers its clients a mobile application that allows their customers to review their asset portfolios and communicate their investment decisions with our clients in real-time. The JFB mobile application platform is not a trading platform, broker dealer or exchange, and therefore we do not expect to be subject to regulatory oversight by the SEC, Financial Industry Regulatory Authority (“FINRA”) or other financial regulatory agencies. We are not aware of any governmental regulations or approvals required for the marketing or use of the JFB mobile application platform or the services provided.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act, and exemptions from the requirements of Sections 14A(a) and (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to hold a nonbinding advisory vote of shareholders on executive compensation and any golden parachute payments not previously approved.

The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates

We will remain an “emerging growth company” until the earliest of (1) December 31, 2023, (2) the last day of the fiscal year in which we have total gross revenue of at least$1.07 billion, (3) the last day of our fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter), or (4) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

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To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

Item 1A. Risk Factors.

Risks Related to Our Business

We are a company with a limited operating history and our future profitability is uncertain. We anticipate future losses and negative cash flows and we may never be profitable.

We are a company with a limited operating history and limited revenues to date. We have incurred losses since our inception and expect to experience operating losses and negative cash flows for the foreseeable future. As of February 29, 2020, we had a total accumulated deficit of approximately $4.0 million. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to the development of the FinMaster mobile application, marketing and other promotional activities, the addition of personnel, if necessary, and our continued efforts to form relationships with financial service providers and insurers. We may never generate significant revenue and we may never be profitable.

If we do not receive additional financing when and as needed in the future, we may not be able to continue the development of the JFB platform or to commercialize it and our business may fail.

Because the version of the JFB platform we plan to sell is not yet fully developed, our business requires capital investments. Our cash on hand, which at February 29, 2020 was $231,793, will not be sufficient to meet all of our future needs. Furthermore, our target customers may be slow to adopt the JFB platform. We anticipate that we will require substantial additional funds in excess of our current financial resources to complete the development of the JFB platform and to market it. Until the JFB platform generates revenues sufficient to support our operations, we plan to obtain the necessary working capital for operations through the sale of our securities or loans from related parties, but we may not be able to obtain financing in amounts sufficient to fund our business plan. If we cannot obtain additional funding when and as needed, our business might fail.

Market acceptance of the JFB platform is difficult to predict. If the JFB platform does not achieve market acceptance, our business could fail.

We are continuing to develop the JFB platform. If we are unable to effectively develop and demonstrate the JFB platform in a timely fashion, gain recognition with financial service providers, insurers and their clients, and develop a critical level of successful sales, we may not be able to successfully earn sales revenue and our results of operations and financial condition would then suffer.

Further, we cannot predict the rate of adoption or acceptance of the JFB platform by potential customers and their clients. While we may be able to effectively demonstrate the usefulness of the JFB platform, this does not guarantee that financial service providers, insurers and their clients will accept it, nor can we control the rate at which such acceptance may be achieved. If the JFB platform is not widely adopted by financial service providers, insurers and their clients, we may not earn enough by selling or licensing the technology to support our operations, recover our development costs or become profitable and our business could fail.

Our efforts may never demonstrate the feasibility of the JFB platform.

Our goal is to create a platform that is easily used by financial service providers, insurers and their clients to manage investments. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in completing, development of the JFB platform for use in potential commercial applications, particularly after incurring significant expenditures, our business may fail.

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We may fail to adequately protect our proprietary technology, which would allow our competitors to take advantage of our research and development efforts.

We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new services and solutions and to remain competitive. If our competitors learn of our proprietary technology or processes, they may use this information to produce services and solutions that are equivalent or superior to our services and solutions, which could materially adversely affect our business, operations and financial position. Our employees and consultants may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect our competitive position.

We are subject to product development risks that could result in delays and additional costs, and we must adapt to changes in software technologies.

We depend on our third-party software developers to develop and enhance the software in the future. If our third-party developers experience unanticipated development delays or financial difficulties, we may need additional cost and time to find new developers. Additionally, in order to stay competitive, our third-party developer must anticipate and adapt to rapid technological changes affecting software development. Any inability to respond to technological advances and implement new technologies could render our products obsolete or less marketable. Further, the failure to pursue the development of new technology, platforms, or business models that obtain meaningful commercial success in a timely manner may negatively affect our business, resulting in increased production costs and more strenuous competition.

We are uncertain of our profit margins and whether such profit margins, if achieved, will be able to sustain our business, because the JFB platform has not yet been fully developed.

We have not yet fully developed the JFB platform or the pricing that will be associated with it. As a result, we cannot reliably predict our profit margins, if any. Our operating costs could increase significantly compared to those we currently anticipate due to unanticipated results from the development process or application of the platform. Further, we envision our pricing to be highly dependent on the benefits that our customers believe they will achieve using the JFB platform. Accordingly, we cannot predict whether or when we will achieve profitability, and if achieved, the amount of such profit margins.

Many of our potential competitors have greater resources, and it may be difficult to compete against them.

The software application market is competitive, and we expect competition in this market to increase as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition may result in price reductions, reduced profitability and loss of market share. We cannot ensure that we will be able to compete successfully against existing or future competitors. Some of our customers and companies with which we have strategic relationships may also become competitors.

Many of our current and potential competitors have greater financial, technical, marketing, service and other resources than we have. As a result, these companies may be able to offer lower prices, additional products or services, or other incentives that we cannot match or offer. These competitors may be in a stronger position to respond more quickly to new technologies and may be able to undertake more extensive marketing campaigns. We believe they may also pursue and adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. In addition, competitors with greater financial resources may make strategic acquisitions to increase their ability to gain market share or improve the quality or marketability of their products. Furthermore, we face challenges in selling the JFB platform to large companies in the process industries that have internally developed their own proprietary software solutions.

The loss of the services of Yi-Hsiu Lin could adversely affect our ability to operate our business.

The loss of Yi-Hsiu Lin, our Chief Executive Officer, director and our majority shareholder, could severely and negatively impact our operations. We have no present intention to obtain key-man life insurance on Mr. Lin’s life.

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Our principal executive offices are located in Hong Kong and our Company has non-U.S. resident officers and directors. As such, it may be difficult to pursue legal action against our Company or directors.

Due to the fact that our Company’s executive office is located in Hong Kong and our Company has non-U.S. resident officers and directors, the enforceability of civil liability provisions of U.S. federal securities laws against our officers and directors, and our assets located in foreign jurisdictions, will be limited and may not be possible.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our mobile applications, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our clients’ networks could result in liability for us, damage our reputation or otherwise harm our business.

The products and services we sell to clients, and our servers and data centers on which our data, and data of our clients and business partners may be stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, and similar disruptions from unauthorized tampering or human error. Any such event could compromise our networks or those of our clients, and the information stored on our networks or those of our clients could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our clients’ networks, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. The operations of our mobile platforms are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;
●	errors in the processing of data by our systems;
●	computer viruses or software defects;
●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;
●	increased capacity demands or changes in systems requirements of our customers; and
●	errors by employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations.

The outbreak of the recent coronavirus (“COVID-19”), or an outbreak of another highly infectious or contagious disease, could adversely affect our business activities, financial condition and results of operations.

Our business is dependent upon the willingness and ability of individuals and business to conduct and monitor financial transactions. The spread of a highly infectious or contagious disease, such as COVID-19, could cause severe disruptions in the U.S. and world economy, which could in turn disrupt the business, activities, and operations of our clients, as well as our business and operations. Moreover, since the beginning of January 2020, the coronavirus outbreak has caused significant disruption in the financial markets both globally and in the United States. The spread of COVID-19, or an outbreak of another highly infectious or contagious disease, may result in a significant decrease in use of our mobile platforms. A spread of COVID-19, or an outbreak of another contagious disease, could also negatively impact the availability of key personnel necessary to conduct our business activities. Such a spread or outbreak could also negatively impact the business and operations of third-party service providers who perform critical services for us. If COVID-19, or another highly infectious or contagious disease, spreads or the response to contain COVID-19 is unsuccessful, we could experience a material adverse effect to our business, financial condition, and results of operations.

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Because our officers and directors conduct outside business activities, the attention and efforts of our officers and directors are not solely focused upon Leader Capital Holdings Corp.

While our officers and directors intend to devote as much time as necessary to the success and development of the Company, Mr. Lin in particular has outside interests that require a portion of his time every week. Currently, Mr. Lin is prepared to dedicate 36 hours per week to our operations. Although we believe their time, resources, and effort to be allocated appropriately to allow for the Company’s future success, there can be no guarantee that their priorities will not shift in the future. In the event that their outside interests begin to take precedence over their positions in the Company, the Company may not experience the growth and success that is anticipated.

Risks Related to Owning Our Securities

There is no public market for our securities. Our investors may not be able to sell their securities.

Our common stock was approved for quotation on the OTC Pink Marketplace quotation system maintained by the OTC Markets Group, Inc. under the symbol “LCHD” on June 27, 2019. A market for our common stock has not yet developed and we cannot assure you that a market will develop in the future. Our shareholders may not be able to sell their common stock

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect our common stock or other securities.

We are authorized to issue 200,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Our board of directors is empowered, without shareholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stock holders in a liquidation event, and could also result in dilution in the book value per share of our common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of holders of our common stock. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We will require additional financing to fund development and commercialization of the JFB platform and for working capital and other purposes. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our then-current shareholders will be reduced. Further, we may have to offer new investors in our equity securities rights that are superior to the holders of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of the debt securities would similarly have rights senior to those of the holders of shares of common stock, and the terms of the debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business and results of operations.

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We have not paid dividends on our common stock to date and do not intend to pay any dividends for the foreseeable future.

We have not paid any dividends on our common stock to date and do not intend to pay any dividends for the foreseeable future. The payment of dividends in the future will be made at the discretion of our board of directors, and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. We are under no contractual obligations or restrictions to declare or pay dividends on shares of our common stock. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

We will incur significant costs as a result of being a public company that reports to the SEC. Furthermore, the reporting requirements may place undue strain on our personnel, systems and resources.

As a public company required to report to the SEC, we expect to incur significant legal, accounting, investor relations, printing, board compensation, and other expenses that we did not incur as a private company.

Once this registration statement is declared effective, we will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 as well as rules subsequently implemented by the SEC that impose significant requirements on public companies, including requiring us to establish and maintain effective disclosure and financial controls and changes in corporate governance practices. In addition, there are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Wall Street Reform and Protection Act that, as we grow, could increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. These requirements may place undue strain on our personnel, systems and resources.

Our officers and directors lack experience in, and with, the reporting and disclosure obligations of publicly-traded companies.

Our officers and directors lack experience in, and with, the reporting and disclosure obligations of publicly-traded companies and with serving as an officer and/or director of a publicly-traded company. This lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to the lack of experience of our officers and directors with publicly-traded companies and the reporting requirements in general.

Our Chief Executive Officer is also our controlling shareholder. He may significantly influence matters to be voted on and his interests may differ from, or be adverse to, the interests of our other shareholders.

Our Chief Executive Officer, director and majority shareholder, Mr. Yi-Hsiu Lin, beneficially owns 68.8% of our common stock. Accordingly, Mr. Lin possesses significant influence over the Company on matters submitted to the shareholders for approval, including the election of directors, mergers, consolidations, the sale of all or substantially all our assets, and also the power to prevent or cause a change in control. This amount of control gives Mr. Lin a substantial ability to determine the future of our Company, and as such, he may elect to close the business, change the business plan or make any number of other major business decisions without the approval of shareholders. Mr. Lin’s interests may differ from the interests of our other shareholders and could therefore result in corporate decisions that are averse to other shareholders.

The trading in our shares will be regulated by the Rule 15G-9 of the Exchange Act which defines a “penny stock.”

Our common stock is a penny stock, as defined in Rule 15G-9 promulgated under the Exchange Act. As discussed at Item 9 of this registration statement, the Exchange Act and the penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the SEC. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

Item 2. Financial Information.

The  following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes to those financial statements appearing elsewhere in this registration statement.

Certain statements in this registration statement constitute forward-looking statements. These forward-looking statements include statements, which involve risks and uncertainties, regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategy, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for, and use of, working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plan,” “potential,” “project,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the results anticipated by the forward-looking statements contained in this registration statement will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Overview

Leader Capital Holdings Corp. is an early stage technology company that conducts its operations through its wholly owned subsidiaries, Leader Financial Group Limited, a Seychelles corporation incorporated on March 6, 2017 (“LFGL”), and JFB Internet Service Limited, a Hong Kong corporation incorporated on July 6, 2017 (“JFB”).

Through LFGL, we act as the service provider for a mobile application investment platform that is owned by JFB. The platform connects investors with financial service providers in an effort to sharpen operational efficiency and seeks to address customer demands for more innovative services. It is a ready-made application created to meet the needs of financial service providers, especially trust companies and insurance companies. The platform is customizable and each financial institution can adjust the platform to better suit their client’s needs.

Use of the JFB platform is currently free; however, we have an agreement with a third party whereby we have authorized the third party to use our investment platform and related applications until December 31, 2020 for a fee. In the future, the Company intends to generate additional revenue by developing a new, more comprehensive mobile application, with similar functions as the JFB platform, to offer to our clients for a fee.

To date, we have funded our operations through the sale of our equity and debt securities. Through our initial public offering, we raised gross proceeds of $1,000,015. To date, loans from related parties totaled approximately $1,071,712 in principal amount of which $1,059,347 in principal amount remains outstanding.

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Our costs include employee salaries and benefits, compensation paid to consultants, materials and supplies for research, costs associated with development activities including materials, sub-contractors, travel and administration, legal and accounting expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage, publicly-traded technology company. We currently have 11 full-time and no part-time employees. We anticipate that, in the future, we will increase the number of employees required to support our activities in the areas of research and development, sales and marketing, and general and administrative functions

The amount that we spend for any specific purpose may vary significantly, and could depend on a number of factors including, but not limited to, the pace of progress of our development and commercialization efforts, actual needs with respect to further development of the JFB platform and market conditions.

We have earned limited revenues to date from the service fee charged to the third party for the use of our investment platform, as described above, and rental income from a related party during the period from April 1, 2018 to February 28, 2019. We have also earned interest income from loans made to unrelated parties, as described in Note 6 to the consolidated financial statements included in this registration statement.

We have incurred significant operating losses. As of August 31, 2019 and 2018, our accumulated deficits were $1,464,746 and $562,652, respectively, and, as of February 29, 2020, our accumulated deficit was $3,956,486. We generated revenue of $18,111 and $0 for the fiscal years ended August 31, 2019 and 2018, respectively, and $1,666 and $0 for the quarters ended February 29, 2020 and February 28, 2019, respectively. Our net losses were principally attributable to general and administrative expenses.

Research, development, and commercial acceptance of new technologies are, by their natures, unpredictable. Although we undertake development and commercialization efforts with reasonable diligence, there can be no assurance that the net proceeds from our securities offering and loans from related parties will be sufficient to enable us to develop our technology to the extent needed to create future revenues from sales or licensing to sustain operations. If these funds are insufficient for this purpose, we may consider other options to continue our path to commercialization, including, but not limited to, additional financing through follow-on equity offerings, debt financing, co-development agreements, sale or licensing of developed intellectual or other property, or other alternatives.

We cannot assure that our JFB platform will be accepted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, we have no committed source of financing and we cannot assure that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to scale back the development of the JFB platform by reducing expenditures for employees, consultants, business development and marketing efforts or to otherwise severely curtail, or even to cease, our operations.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

We have suffered recurring losses from operations, and recorded an accumulated deficit of $1,464,746 as of August 31, 2019 and an accumulated deficit of $3,956,486 as of February 29, 2020. These conditions raise substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon our operations generating a profit in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due.

10

We expect to finance our operations through loans from sales of our equity or debt securities. In the event that we require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives, a shareholder has indicated the intent and ability to provide additional financing.  No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, if needed, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our shareholders, in the case of equity financing.

The consolidated financial statements included in this registration statement do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as going concern.

Basis of Presentation

Our consolidated financial statements included in this registration statement include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Results of Operations

Comparison for the six months ended February 29, 2020 and February 28, 2019

Revenue

We signed an agreement with a third party whereby we authorized the third party to use our investment platform and related applications, from January 1, 2018 to December 31, 2020, for an upfront service fee. An additional fee is charged upon the third party’s sale of products on our mobile application.

Through this agreement, we generated revenue of $3,333 and $0 for the six months ended February 29, 2020 and February 28, 2019, respectively.

General and Administrative Expenses

General and administrative expenses were $2,484,998 and $568,630 for the six months ended February 29, 2020 and February 28, 2019, respectively, an increase of $1,916,368 or 337%. Our general and administrative expenses consist primarily of software development costs, payroll expenses, rental expenses, marketing fees, consultancy fees and legal and professional fees. During the six months ended February 29, 2020, we entered into an employment agreement with our Chief Executive Officer, an agreement with a director and two consulting agreements pursuant to which we issued shares of our stock as compensation. As a result, we recognized share-based compensation to directors and consultants of $2,125,000  and $0 for the six months ended February 29, 2020 and February 28, 2019, respectively. We started to incur software development expenses in fiscal year 2019. We have expensed $0 and $195,187 development costs in general and administrative expenses for the six months ended February 29, 2020 and February 28, 2019, respectively. In the six months ended February 28, 2019, the Company recorded an impairment loss of $102,564 on its investments in Leader Financial Asset Management Limited, a company incorporated in Hong Kong. No such impairment loss was incurred in the same period of 2020.

Interest Expense

Interest expense was $30,107 and $0 for the six months ended February 29, 2020 and February 28, 2019, respectively. The increase was due to the issuance of bonds payable and notes payable.

Other Income

Other income for the six months ended February 29, 2020 amounted to $50,282 as compared to $23,537 in the prior year, representing an increase of $26,745. The increase was due primarily to the increase in interest income of $49,835 primarily on notes receivable we issued, partially offset by a drop of $17,000 in rental income from a subletting arrangement with a related company during the period from April 1, 2018 to February 28, 2019.

Net Loss

Our net loss was $2,491,740 and $545,093 for the six months ended February 29, 2020 and February 28, 2019, respectively, an increase of $1,946,647 or 357%. The net loss was mainly derived from our general and administrative expenses.

Comparison for the three months ended February 29, 2020 and February 28, 2019

Revenue

We signed an agreement with a third party whereby we authorized the third party to use our investment platform and related applications, from January 1, 2018 to December 31, 2020, for an upfront service fee. An additional fee is charged upon the third party’s sale of products on our mobile application.

Through this agreement, we generated revenue of $1,666 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively.

General and Administrative Expenses

General and administrative expenses were $1,246,851 and $157,836 for the three months ended February 29, 2020 and February 28, 2019, respectively, an increase of $1,089,015 or 690%. Our general and administrative expenses consist primarily of share-based compensation, payroll expenses, consultancy fees and legal and professional fees. As noted above, we entered into an employment agreement with our Chief Executive Officer, an agreement with a director and two consulting agreements during the quarter ended November 30, 2019, pursuant to which we issued shares of our common stock as compensation. As a result, we recognized share-based compensation to directors and consultants of $1,062,500 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively.

Interest expense

Interest expense was $15,148 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively. The increase was due to the issuance of bonds payable and notes payable.

Other Income

Other income for the three months ended February 29, 2020 amounted to $28,473 as compared to $12,056 in the same period in the prior year, representing an increase of $16,417. The increase was due primarily to the increase in interest income of $28,040 primarily on notes receivable we issued, partially offset by a drop of $11,353 in rental income from a subletting arrangement with a related company during the period from April 1, 2018 to February 28, 2019.

Net Loss

Our net loss was $1,242,110 and $145,780 for the three months ended February 29, 2020 and February 28, 2019, respectively, an increase of $1,096,330 or 752%. The net loss was mainly derived from the increase in our general and administrative expenses.

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Liquidity and Capital Resources

We had $231,793 in cash and cash equivalents as of February 29, 2020.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the six months ended
	February 29, 2020	February 28, 2019
Net cash used in operating activities	$(378,264)	$(229,624)
Net cash used in investing activities	(813,323)	(152,564)
Net cash provided by financing activities	975,818	1,365
Effect of exchange rate changes on cash and cash equivalents	-	(1)
Cash and cash equivalents, beginning of period	447,562	839,323
Cash and cash equivalents, end of period	$231,793	$458,499

Cash Used in Operating Activities

Net cash used in operating activities for the six months ended February 29, 2020 and February 28, 2019 was $378,264 and $229,624, respectively. The cash used in operating activities was mainly for payment of general and administrative expenses.

Cash Used in Investing Activities

Net cash used in investing activities for the six months ended February 29, 2020 and February 28, 2019 was $813,323 and $152,564, respectively. The net cash used in investing activities for the six months ended February 29, 2020 was mainly related to the issuance of notes receivable of $812,952. The cash used in investing activities for the six months ended February 28, 2019 resulted from an investment of $102,564 (HK$800,000) in the equity interest of Leader Financial Asset Management Limited and issuance of notes receivable of $50,000.

Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended February 29, 2020 and February 28, 2019 was $975,818 and $1,365, respectively. The cash provided by financing activities for the six months ended February 29, 2020 was related to advance from a director of $845,818 and proceeds from convertible notes issuance of $130,000. The cash provided by financing activities for the six months ended February 28, 2019 was related to repayment from related parties and advance from a director.

Off-Balance Sheet Arrangements

As of February 29, 2020, we had no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our shareholders.

Comparison of years ended August 31, 2019 and 2018

Revenue

We signed an agreement with a third party whereby we authorized the third party to use our investment platform and related applications, until December 31, 2020, for an upfront service fee of $20,000, to be recognized in 36 equal installments over three years. An additional fee is charged upon the third party’s sale of products on our mobile application. Income recognized on this contract was $18,111 and $0 for the fiscal years ended August 31, 2019 and 2018, respectively.

General and Administrative Expenses

General and administrative expenses for the year ended August 31, 2019 amounted to $955,569 as compared to $560,834 for the year ended August 31, 2018, an increase of $394,735. Our general and administrative expenses consist primarily of software development costs, consultancy fees, payroll expenses, rental expenses, marketing fees and legal and professional fees. The increase in general and administrative expenses resulted primarily from software development expenses incurred in fiscal year 2019. We expensed $454,339 in development costs for the first and second development stage of our mobile application in general and administrative expenses for the year ended August 31, 2019. An increase in rental expenses of $96,846, from $56,044 in fiscal year 2018 to $152,890 in fiscal year 2019, which we incurred because we began to rent premises in Hong Kong, also contributed to the increase in general and administrative expenses in fiscal year 2019. The increase in general and administrative expenses was partially offset by a decrease in professional fees of $147,933 from $195,323 in fiscal year 2018 to $47,390 in fiscal year 2019. More professional fees were incurred in relation to the issuance of shares in our initial public offering in fiscal year 2018.

Other Income

Other income for the year ended August 31, 2019 amounted to $38,159 as compared to $19,595 in the prior year, representing an increase of $18,564. The increase was due primarily to the increase in rental income of $6,638 from a subletting arrangement with a related company for the period from April 1, 2018 to February 28, 2019 and the increase in interest income of $11,590 primarily on notes receivable we issued during the year ended August 31, 2019.

Net Loss

As a result of the foregoing, our net loss was $902,094 for the year ended August 31, 2019, as compared to $541,239 for the year ended August 31, 2018. The net loss was mainly derived from general and administrative expenses.

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Liquidity and Capital Resources

We had $447,562 in cash and cash equivalents as of August 31, 2019.

Net cash used in operating activities for the year ended August 31, 2019 was $427,580, as compared to net cash used in operating activities of $527,366 for the year ended August 31, 2018. The net cash used in operating activities for the years ended August 31, 2019 and 2018 was mainly due to our net loss (excluding non-cash shares issued for mobile application development cost, impairment loss, depreciation and amortization) of $439,088 for the year ended August 31, 2019, as compared to a net loss $504,917 for the year ended August 31, 2018.

Net cash used in investing activities for the years ended August 31, 2019 and 2018 was $827,218 and $25,408, respectively. The net cash used in investing activities for the year ended August 31, 2019 was mainly related to the issuance of notes receivable in the amount of $824,858 and the purchase of property, plant and equipment in the amount of $2,360. The net cash used in investing activities for the year ended August 31, 2018 was for the purchase of property, plant and equipment.

Net cash provided by financing activities for the year ended August 31, 2019 was $863,037, as compared to $998,001 for the year ended August 31, 2018. For the year ended August 31, 2019, net cash provided by financing activities was mainly attributable to an advance from a director of $262,159 and proceeds from a bond issuance of $600,000. The net cash provided by financing activities for the year ended August 31, 2018 was mainly attributable to the issuance of common stock in the Company’s initial public offering.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of both the audited consolidated financial statements for the years ended August 31, 2019 and 2018 and the unaudited consolidated financial statements for the periods ended February 29, 2020 and February 28, 2019, which are included elsewhere in this registration statement. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in this registration statement. Historically changes in management estimates have not been material.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Software Development Costs

We expense software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.

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We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

On September 1, 2018, we engaged LOC Weibo Co., Ltd (“LOC”), an unrelated company incorporated in Taiwan, to develop the FinMaster mobile application in four stages for a total consideration of TWD20,000,000 ($651,466), payable in the form of shares of the Company’s common stock. The first and second stages of development for the basic functions of the mobile application have been completed, and the Company has issued an aggregate total of 908,678 shares of common stock at a price per share of $0.50 for the work completed up to February 29, 2020. As of February 29, 2020, the development of the mobile application is still in progress and the Company has not capitalized any of the development costs.

Intangible Assets

Intangible assets are recorded at cost less accumulated amortization with no residual value. Amortization of intangible assets is computed using the straight-line method over their estimated period of benefit, which is 5 years.

Revenue Recognition

We adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

We recognize revenues following the five-step model prescribed under ASU No. 2014-09:

Step 1: Identify the contract
Step 2: Identify the performance obligations
Step 3: Determine the transaction price
Step 4: Allocate the transaction price
Step 5: Recognize revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, which may occur at a point in time or over time depending on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Currently, the Company has an agreement with a third party whereby the Company authorized the third party to use the Company’s investment platform and related applications from January 1, 2018 to December 31, 2020. Income from providing investment platform services with the use of a mobile application is recognized when the service is performed.

Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

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We did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended August 31, 2019 and 2018. We recorded a liability for an uncertain income tax position, tax penalties and any imputed interest thereon of $30,250 at February 29, 2020 due to the potential of incurring a tax penalty for filing tax returns with the Internal Revenue Service late and, if recognized, such penalty will affect our effective tax rate.

We conduct business in Hong Kong and we are subject to tax in the jurisdiction of Hong Kong. As a result of our business activities, we will file tax returns that are subject to examination by the Hong Kong tax authority.

Net Income/(Loss) Per Share

We calculate net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Foreign Currencies Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is United States dollars. The Company’s subsidiaries in Seychelles and Hong Kong maintain their books and records in United States dollars and Hong Kong dollars, respectively. Hong Kong dollars is the functional currency because it is the primary currency of the economic environment in which the Hong Kong subsidiary operates.

In general, for consolidation purposes, assets and liabilities of the Company’s subsidiary whose functional currency is not the United States dollar are translated into United States dollars, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of retained earnings.

Fair Value of Financial Instruments

The carrying value of our financial instruments which include cash and cash equivalents; deposits; notes receivable; accounts payable and accrued liabilities; amount due to a director; and bonds payable, approximate their fair values because of the short-term nature of these financial instruments or because the rate of interest of these instruments approximates the market rate of interest.

We also follow the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

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Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” and issued certain transitional guidance and subsequent amendments between January 2018 and March 2019 within ASU No. 2018-01, ASU No. 2018-10, ASU No. 2018-11, ASU No. 2018-20 and ASU No. 2019-01 (collectively, including ASU No. 2016-02, “ASC 842”), which amends ASC Topic 840, the existing accounting standards for lease accounting. ASC 842 generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We adopted ASC 842 on September 1, 2019 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. The most significant impact was the recognition of right-of-use assets and lease liabilities for operating leases. The adoption of ASC 842 did not have a material impact on net assets and the consolidated statement of comprehensive income.

In June 2018, the FASB issued ASU 2018-07, which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. The new standard became effective for the Company on September 1, 2019. The adoption of ASU 2018-07 did not have a material impact on the Company’s condensed consolidated financial statements.

Off-Balance Sheet Arrangements

As of February 29, 2020, we had no significant off-balance sheet arrangements that had, or are reasonably likely to have, a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our shareholders.

Fiscal Year

Our fiscal year ends on August 31.

Item 3. Properties.

Our principal executive office is located at Room 2708-09, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong. We have an agreement for use of office space at this location under a sub-lease expiring on April 30, 2020. The premises are suitable and adequate for our current operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of March 31, 2020, regarding the beneficial ownership of our common stock by the following persons:

●	our Chief Executive Officer, who is our sole “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act;

●	each director;

●	our executive officer and director as a group; and

●	each person or entity who, to our knowledge, owns more than 5% of our common stock.

Except as indicated in the footnotes to the following table, subject to applicable community property laws, each shareholder named in the table has sole voting and investment power. Unless otherwise indicated, the address for each shareholder listed is c/o Leader Capital Holdings Corp., Room 2708-09, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Hong Kong. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of March 31, 2020, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the shareholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other shareholder. As of March 31, 2020, the Company has 113,684,073 shares of common stock issued and outstanding. The information provided in the following table is based on our records, information filed with the SEC, and information furnished by our shareholders.

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Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Total Voting Percentage Beneficially Owned
Named Executive Officers and Directors
Yi-Hsiu Lin	78,270,278	(1)	68.8%
Shui Fung Cheng	11,439,225	(2)	10.1%
All Directors and Officers as a Group (2 individuals)	83,539,225	(3)	73.5%
More than 5% Beneficial Owner
Leader Financial Asset Management Limited(4)	6,170,278		5.4%
Anzhao International Limited(5)	10,000,000		8.8%
First Leader Capital Ltd.(6)	56,500,000		49.7%

(1) Consists of (i) 2,600,000 shares of common stock beneficially held by Mr. Lin, (ii) 56,500,000 shares of common stock beneficially held by First Leader Capital Ltd., over which Mr. Lin has sole voting and investment power as the sole owner of such entity, (iii) 3,000,000 shares of common stock beneficially held by CPN Investment Ltd., over which Mr. Lin has sole voting and investment power, (iv) 6,170,278 shares of common stock beneficially held by Leader Financial Asset Management Limited, a company incorporated in the Cayman Islands, over which Mr. Lin has shared voting and investment power over as a director of such entity, and (v) 10,000,000 shares of common stock beneficially held by Anzhao International Limited, over which Mr. Lin has voting and investment power given that he has the sole right to appoint the trustee of the Gratis Trust and the right to remove any such trustee with or without cause or for any reason, which trust has the right to appoint or remove the director of Anzhao International Limited.

(2) Consists of (i) 5,268,947 shares of common stock beneficially held by Mr. Cheng and (ii) 6,170,278 shares of common stock beneficially held by Leader Financial Asset Management Limited, over which Mr. Cheng has shared voting and investment power as a director of such entity.

(3) Consists of (i) 2,600,000 shares of common stock beneficially held by Mr. Lin, (ii) 5,268,947 shares of common stock beneficially held by Mr. Cheng, (iii) 56,500,000 shares of common stock beneficially held by First Leader Capital Ltd., over which Mr. Lin has sole voting and investment power as the sole owner of such entity, (iv) 3,000,000 shares of common stock beneficially held by CPN Investment Ltd., over which Mr. Lin has sole voting and investment power, (v) 6,170,278 shares of common stock beneficially held by Leader Financial Asset Management Limited, a company incorporated in the Cayman Islands, over which Messrs. Lin and Cheng have shared voting and investment power over as directors of such entity, and (vi) 10,000,000 shares of common stock beneficially held by Anzhao International Limited, over which Mr. Lin has voting and investment power given that he has the sole right to appoint the trustee of the Gratis Trust and the right to remove any such trustee with or without cause or for any reason, which trust has the right to appoint or remove the director of Anzhao International Limited.

(4) Messrs. Lin and Cheng are directors of Leader Financial Asset Management Limited and have shared voting and investment power over such shares. The mailing address of this beneficial holder is Room 22F 2201, Malaysia Building, 50 Gloucester Road, Wan Chai, Hong Kong.

(5) Top Goal Management Ltd is the sole director of Anzhao International Limited and, therefore, has voting and investment power over the shares held by Anzhao International Limited. The authorized representatives of Top Goal Management Ltd (six individuals) have voting and investment power with respect to such shares. The sole stockholder of Anzhao International Limited is Unity Trust Limited, which holds the shares of Anzhao International Limited as trustee for the benefit of the Gratis Trust, which is an irrevocable trust. Mr. Lin is the appointor of the Gratis Trust and, as a result has the sole right to appoint the trustee of the Gratis Trust and the right to remove any such trustee with or without cause or for any reason. The mailing address of this beneficial holder is 4007 Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong.

(6) Mr. Lin has sole voting and investment power over these shares of common stock as the sole owner of this entity. The mailing address of this beneficial holder is 9F-3, No.910, Sec.2,Taiwan Blvd., Xitun Dist., Taichung City 407, Taiwan (R.O.C).

Item 5. Directors and Executive Officers.

The following table sets forth the names and ages of all of our current directors and executive officers. The executive officers are appointed by, and serve at the pleasure of, the Company’s board of directors.

Name	Age	Position

Yi-Hsiu Lin	52	Chief Executive Officer, President, Secretary, Treasurer, Director
Shui Fung Cheng	57	Director

Yi-Hsiu Lin

Mr. Lin has served as our Chief Executive Officer, President, Secretary, Treasurer and a member of our board of directors since our inception. Mr. Lin has also served as a director of First Leader Capital Ltd., JFB Internet Service LTD. and Leader Financial Asset Management Limited since 2017, 2016 and 2015, respectively. Since 2014, Mr. Lin has served as a director for Aquarius Protection Fund SPC, where he is primarily responsible for administrative management and operation planning. From 2010 to the present, Mr. Lin has served as the Chief Executive Officer and a director Leader Financial Asset Management Limited, an investment advisory and management service. Mr. Lin graduated from Overseas Chinese University in Taiwan with a Bachelor’s Degree in Accounting in 2004. Mr. Lin’s extensive experience in the financial industry provides him with the qualifications and skills to serve as a director of our Company.

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Shui Fung Cheng

Mr. Cheng has served as a member of our board of directors since August of 2017. Mr. Cheng has also served as a director of Leader Financial Asset Management since 2015. From 2013 to 2018, he served as a director for HF Group, a company that provides professional services for investment, skilled migration to the European Union and oversea real estate investment. Mr. Cheng was responsible for the development of business strategies, investment decisions and he oversaw all operational activities. Mr. Cheng’s extensive experience in management and business development provide him with the qualifications and skills to serve as a director of our Company.

None of our directors is related to any other director or any officer.  None of our directors has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Exchange Act.

Item 6. Executive Compensation.

The following table sets forth the cash and other compensation paid by the Company to its Chief Executive Officer and directors during the years ended August 31, 2019 and 2018.

Name and Position	Year ($)	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Yi-Hsiu Lin(1) Chief Executive Officer, President, Secretary and Treasurer	2019	None	None	None	None	None
	2018	None	None	None	None	None

Shui Fung Cheng (2) Director	2019	None	None	None	None	None
	2018	None	None	None	None	None

(1) Lin Yi-Hsiu was appointed to serve as President, Secretary, Chief Executive Officer, Treasurer and a director of the Company on March 22, 2017.

(2) Cheng Shui Fung was appointed to serve as a director of the Company on August 14, 2017.

Employment Agreement

On September 1, 2019, the Company entered into an employment agreement with Yi-Hsiu Lin to serve as the Chief Executive Officer of the Company for a two year term. Pursuant to the agreement, Mr. Lin will be compensated at an annual rate of $50,000 per year (the “Base Compensation”), prorated for any partial year. In place of Base Compensation, the Company, at its option, may pay Mr. Lin 2,500,000 shares of common stock, which would vest as of September 16, 2019. In addition, Mr. Lin may be entitled to bonus compensation of up to three times Base Compensation based on his achievement of appropriate performance criteria to be determined by the board of directors or a committee thereof. The agreement will terminate upon Mr. Lin’s death and total or permanent disability. It may also be terminated for “cause,” as defined in the agreement, upon three days’ notice if the triggering incident has not been cured in a reasonable time, but no less than 14 days. Additionally, during his employment and for a period of two years following the termination of his employment, Mr. Lin agreed not to: (a) directly solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his or her employment with the Company; or (b) directly interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company. Similarly, during his employment and for a period of two years following the termination of his employment, Mr. Lin agreed not to directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any customers of the Company with respect to products and/or services directly related to a “competitive business activity,” as defined in the agreement. The agreement also contains a standard confidentiality clause. On September 1, 2019, the Company issued 2,500,000 shares of common stock to Mr. Lin.

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Director Compensation

On September 1, 2019, the Company issued a director offer letter to Shui Fung Cheng, pursuant to which Mr. Cheng agreed to serve as a member of our board of directors for a one year term. For his service as a director, Mr. Cheng will receive annual compensation in the form of $30,000 in cash or 1,500,000 shares of common stock. The offer letter contains a customary termination provision  and standard confidentiality clauses. On September 1, 2019, the Company issued 1,500,000 shares of common stock to Mr. Cheng.

In the future, the Company may decide to award the members of the board of directors cash or stock based consideration for their services to the Company, which awards, if granted, shall be in the sole determination of the board of directors.

Executive Compensation Philosophy

Our board of directors determines the compensation given to our executive officers in their sole discretion. Our board of directors reserves the right to pay our executive or any future executive a salary, and/or issue shares of common stock to such executive in consideration for services rendered and/or to award incentive bonuses that are linked to the Company’s performance, as well as to the individual executive officer’s performance. Compensation may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our board of directors has not granted any performance-based stock options to date, the board of directors reserves the right to grant such options in the future, if they in their sole determination believe such grants would be in the best interests of the Company.

Item 7. Certain Relationships and Related Transactions.

The Company sublet its commercial office in Taipei to Greenpro LF Limited under non-cancelable operating lease at a monthly rental of HK$22,000 ($2,821), adjusted to HK$22,900 ($2,936) from November 1, 2019, with a term of 31 months until October 31, 2020. Greenpro LF Limited was also obligated to pay the Company HK$230,000 ($29,487) for leasehold improvements. The sub-letting arrangement was terminated by agreement of the parties  early on February 28, 2019. The Company received $25,561 and $18,923 in rental income from Greenpro LF Limited for the years ended August 31, 2019 and 2018, respectively. Our Chief Executive Officer, Mr. Yi-Hsiu Lin, is a director of Greenpro LF Limited.

During the year ended August 31, 2019, the Company intended to complete a proposed investment of $102,564 (HK$800,000) in Leader Financial Asset Management Limited, a company incorporated in Hong Kong (“Leader Financial Asset Management Limited HK”). Mr. Lin is a director of Leader Financial Asset Management Limited HK. The Company did not proceed with the investment and $102,564 (HK$800,000) was refunded to the Company during the year ended August 31, 2019.

As of February 29, 2020, Mr. Lin has advanced an aggregate total of $1,107,977 to the Company for working capital purposes. The loan is unsecured, bears no interest and is payable upon demand.

On August 4, 2017, JFB, a wholly owned subsidiary of the Company, acquired the JFB platform from a related company that is wholly owned by Mr. Lin. The investment platform connects investors with other financial service providers in an effort to sharpen operational efficiency and respond to customer demands for more innovative services. The Company paid a purchase price of $30,000 for the JFB platform.

On March 22, 2017, the Company issued 100,000 shares of common stock to Mr. Lin for total aggregate proceeds of $10.

On June 16, 2017, the Company issued 83,000,000, 5,000,000, 7,000,000 and 5,000,000 shares of common stock to First Leader Capital Ltd., CPN Investment Ltd., Shui Fung Cheng and Greenpro Asia Strategic SPC, respectively, for total aggregate proceeds of $10,000. Mr. Lin is the sole owner of First Leader Capital Ltd. and CPN Investment Ltd. and has voting and investment control over the securities owned by those entities.

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Other than as disclosed above and in the sections of this registration statement that discuss executive and director compensation, during our last three fiscal years through the date of this registration statement, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of  $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Review, Approval and Ratification of Related Party Transactions

Given the small size and limited financial resources of the Company, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof. Until then, our directors will continue to approve any related party transaction in accordance with the corporate law of the State of Nevada.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board of directors comprised of a majority of independent directors. Neither of our two directors is independent as independence is defined under the Nasdaq Marketplace Rules.

Item 8. Legal Proceedings.

There are no material pending legal proceedings as defined by Item 103 of Regulation S-K promulgated under the Exchange Act, to which we are a party or of which any of our property is the subject, other than ordinary routine litigation incidental to the Company’s business.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock was approved for quotation on the OTC Pink Marketplace quotation system maintained by the OTC Markets Group, Inc. under the symbol “LCHD” on June 27, 2019. The market for our stock is thinly traded and highly volatile. We cannot assure you that there will be a market in the future for our common stock.

The following table shows the high and low bid prices of our common shares on the OTC Pink Marketplace for the period from June 27, 2019 through August 31, 2019 and for the quarter ended November 30, 2019. Prior to June 27, 2019, there was no public market for our common shares. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

	High	Low
Year Ending August 31, 2019
June 27, 2019 through August 31, 2019	$0.01	$0.01

Year Ending August 31, 2020
September 1, 2019 through November 30, 2019	$1.60	$0.51

Holders of Record

As of March 31, 2020, we had 113,684,073 shares of our common stock issued and outstanding, and there were 94 shareholders of record, not including an indeterminate number of shareholders whose shares are held by brokers in street name.

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Transfer Agent and Registrar

The transfer agent for our capital stock is Dynamic Stock Transfer, Inc., which is located at 14542 Ventura Blvd., Suite 205 Sherman Oaks, CA 91403.

Restricted Common Stock That Could Be Sold Pursuant to Rule 144

As of March 31, 2020, we have outstanding 113,684,073 shares of common stock, of which 82,474,728 shares could be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Penny Stock Regulations

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the investors’ ability to buy and sell our stock.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has not authorized any securities for issuance under an equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

In conjunction with our incorporation, on March 22, 2017, we issued 100,000 shares of common stock to our Chief Executive Officer and director, Mr. Yi-Hsiu Lin, for initial working capital of $10.

On June 16, 2017, we issued 83,000,000, 5,000,000, 7,000,000 and 5,000,000 shares of common stock to First Leader Capital Ltd., CPN Investment Ltd., Cheng Shui Fung and Greenpro Asia Strategic SPC respectively, for additional working capital of $10,000. Mr. Lin is the sole owner of First Leader Capital Ltd. and CPN Investment Ltd. and has voting and investment control over the stock issued to those entities.

In July 2017, we sold shares to 22 shareholders, all of whom reside in China, Hong Kong and Taiwan. A total of 1,474,995 shares of common stock were sold at a price of $0.20 per share. The proceeds to the Company totaled $294,999.

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In August 2017, we sold shares to 8 shareholders, all of whom reside in China, Hong Kong and Taiwan. A total of 700,400 shares of common stock were sold at a price of $0.20 per share.

On May 10, 2019, we issued an aggregate of 908,678 shares of common stock to a mobile application developer for services rendered.

On September 1, 2019, we issued 2,500,000 shares of common stock to Mr. Lin pursuant to an employment agreement, whereby Mr. Lin agreed to serve as the Chief Executive Officer of the Company for a two-year term and we issued 1,500,000 shares of common stock to Shui Fung Cheng pursuant to a director offer letter, whereby Mr. Cheng agreed to serve as a director of the Company for a one-year term.

On September 1, 2019, we also issued (i) 2,000,000 shares of common stock to a consultant pursuant to a consulting agreement, whereby the consultant agreed to provide business development services to us for a one-year term and (ii) 2,500,000 shares of common stock to a consultant pursuant to a consulting agreement, whereby the consultant agreed to provide business advisory services to us for a one-year term.

The securities discussed above were not registered under the Securities Act in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act, based on the fact that the transactions did not involve any public offering, or in reliance on an exemption from registration under Regulation S promulgated under the Securities Act, based on the fact that sales of the stock were made outside of the United States to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S) and in accordance with the requirements of Regulation S.

Item 11. Description of Registrant’s Securities to Be Registered.

As of March 31, 2020, we had 800,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 600,000,000 were shares of common stock and 200,000,000 were shares of “blank check” preferred stock. As of March 31, 2020, we have outstanding 113,684,073 shares of common stock and no shares of preferred stock. Holders of our common stock are entitled to one vote per share. Holders of our common stock are entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Item 12. Indemnification of Directors and Officers.

Statutory Indemnification

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities that arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his conduct was unlawful.

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2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the shareholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

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Indemnification Under the Company’s Bylaws

Under our Bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under the Bylaws.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another company, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided in the Bylaws shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the information statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On September 25, 2019, the Company’s board of directors dismissed TAAD, LLP (the “Former Accounting Firm”) as its independent registered public accounting firm, effectively immediately.

(a)	The audit reports of the Former Accounting Firm on the Company’s financial statements as of and for the years ended August 31, 2017 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports included an explanatory paragraph that described factors that raised substantial doubt about the Company’s ability to continue as a going concern.

(b)	In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended August 31, 2017 and 2018, and in the subsequent interim period through September 25, 2019, there were no disagreements with the Former Accounting Firm on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of the Former Accounting Firm, would have caused the Former Accounting Firm to make reference to the matter in their report.

(c)	There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended August 31, 2017 and 2018 or in the subsequent period through September 25, 2019.

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The Company provided a copy of the foregoing disclosures to the Former Accounting Firm and requested a letter addressed to the SEC indicating whether or not it agrees with such disclosures or stating the reasons in which it does not agree. A copy of the letter, dated September 25, 2019 is attached to this registration statement as Exhibit 16.1.

On September 25, 2019, in connection with the dismissal of the Former Accounting Firm, the Company’s board of directors approved the appointment of Centurion ZD CPA & Co (“Centurion”) as the Company’s independent registered public accounting firm, effective immediately.

During the years ended August 31, 2018 and 2017, and through September 25, 2019, neither the Company nor anyone on its behalf consulted Centurion regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that Centurion concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The information required by this item is contained under the section of the registration statement titled “Index to Financial Statements” and the financial statements referenced therein, which is incorporated herein by reference.

(b) Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
4.1	Specimen Stock Certificate (6)
4.2	Bond issued by the Registrant on August 14, 2019 (2)
10.1	Employment Agreement dated September 1, 2019 between the Registrant and Yi-Hsiu Lin(4)
10.2	Director Offer Letter dated September 1, 2019 between the Registrant and Shui Fung Cheng(4)
10.3	Bond Purchase Agreement dated August 14, 2019 between the Registrant and Wang, Ching-nan (2)
10.4	Consulting Agreement dated September 1, 2019 between the Registrant and Kuo-Hsun Hsu (3)
10.5	Consulting Agreement dated September 1, 2019 between the Registrant and Chien Chiao (3)
10.5	Tenancy Agreement dated April 15, 2019 between JFB Internet Service Limited and Calvary Consultant Limited (4)
10.6	Lease Agreement for Taichung office (Room 3) between JFB Internet Service Limited and Huang Liang Chih (1)
10.7	Lease Agreement dated November 13, 2017 for Taipei office between JFB Internet Service Limited and Chiu Ching Jui (1)
10.8	Lease Agreement for Taichung office (Room 1) between Top One Business Centre and Wu Hsiu-Chuan (1)
16.1	Letter re: Change in Certifying Accountant (5)
21.1	List of Subsidiaries (4)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended on February 5, 2018.

(2) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2019.

(3) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2019.

(4) Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 29, 2019.

(5) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2019.

(6) Incorporated by reference to the Registrant’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on March 27, 2020.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 22, 2020

Leader Capital Holdings Corp.

	By:	/s/ Yi-Hsiu Lin
Yi-Hsiu Lin, Chief Executive Officer

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INDEX TO FINANCIAL STATEMENTS

Page

Condensed Consolidated Balance Sheets as of February 29, 2020 (unaudited) and August 31, 2019	F-2

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six and Three Months Ended February 29, 2020 and February 28, 2019 (unaudited)	F-3

Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Six and Three Months Ended February 29, 2020 and February 28, 2019 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Six Months Ended February 29, 2020 and February 28, 2019 (unaudited)	F-5

Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

Reports of Independent Registered Public Accounting Firms	F-17

Consolidated Balance Sheets as of August 31, 2019 and 2018	F-19

Consolidated Statements of Operations and Comprehensive Loss for the years ended August 31, 2019 and 2018	F-20

Consolidated Statements of Changes in Stockholder’s Equity for the years ended August 31, 2019 and 2018	F-21

Consolidated Statements of Cash Flows for the years ended August 31, 2019 and 2018	F-22

Notes to Consolidated Financial Statements	F-23

F-1

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	February 29, 2020	August 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$231,793	$447,562
Prepayments, deposits and other receivables	2,226,003	55,792
Notes receivable	1,637,810	724,858
Total current assets	4,095,606	1,228,212

Non-current assets
Plant and equipment, net	7,992	12,279
Notes receivable, non-current	-	100,000
Total non-current assets	7,992	112,279

TOTAL ASSETS	$4,103,598	$1,340,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Other payables and accrued liabilities	$72,679	$43,650
Due to a director	1,107,977	262,159
Total current liabilities	1,180,656	305,809

Non-current liabilities
Bonds payable	600,000	600,000
Convertible notes payable to related parties	130,000	-
Total non-current liabilities	730,000	600,000

TOTAL LIABILITIES	$1,910,656	$905,809

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $ 0.0001 par value; 600,000,000 shares authorized; 113,684,073 and 105,184,073 shares issued and outstanding as of February 29, 2020 and August 31, 2019	11,369	10,519
Additional paid-in capital	6,138,059	1,888,909
Accumulated other comprehensive income	-	-
Accumulated deficits	(3,956,486)	(1,464,746)

TOTAL STOCKHOLDERS’ EQUITY	$2,192,942	$434,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,103,598	$1,340,491

See accompanying notes to the condensed consolidated financial statements.

F-2

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In U.S. dollars except for share data)

	For the six months ended		For the three months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019

REVENUE	$3,333	$-	$1,666		$-

COST OF REVENUE	-	-	-		-

GROSS PROFIT	3,333	-	1,666		-

OPERATING EXPENSES
General and administrative	(2,484,998)	(568,630)	(1,246,851)		(157,836)

LOSS FROM OPERATIONS	(2,481,665)	(568,630)	(1,245,185)		(157,836)

Interest expense	(30,107)	-	(15,148)		-

	(2,511,772)	(568,630)	(1,260,333)		(157,836)

OTHER INCOME
Other income – from related parties	-	22,707	-		11,353
Other income – from non-related parties	50,282	830	28,473		703
	50,282	23,537	28,473		12,056

LOSS BEFORE INCOME TAX	(2,461,490)	(545,093)	(1,231,860)		(145,780)

Income tax expense	(30,250)	-	(10,250)		-

NET LOSS	(2,491,740)	(545,093)	(1,242,110)		(145,780)

Other comprehensive loss
Foreign currency translation loss	-	1	-		1

COMPREHENSIVE LOSS	(2,491,740)	(545,092)	(1,242,110)		(145,779)

Net loss per share - Basic and diluted	$(0.02)	$(0.01)	$(0.01)	$	#

Weighted average number of shares of common stock outstanding - Basic and diluted	113,684,073	104,665,770	113,684,073		104,665,770

# Less than $(0.01) per share

See accompanying notes to the condensed consolidated financial statements.

F-3

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In U.S. dollars except for share data)

FOR THE THREE MONTHS ENDED FEBRUARY 29, 2020
	COMMON STOCK		ADDITIONAL	ACCUMULATED OTHER		TOTAL
	Number of shares	Amount	PAID IN CAPITAL	COMPREHENSIVE INCOME	ACCUMULATED DEFICITS	STOCKHOLDERS’ EQUITY

Balance as of December 1, 2019	105,184,073	$10,519	$6,138,909	-	$(2,714,376)	$3,435,052
Issuance of shares	8,500,000	850	(850)	-	-	-
Net loss	-	-	-	-	(1,242,110)	(1,242,110)
Balance as of February 29, 2020	113,684,073	$11,369	$6,138,059	$-	$(3,956,486)	$2,192,942

FOR THE THREE MONTHS ENDED FEBRUARY 28, 2019
	COMMON STOCK		ADDITIONAL	ACCUMULATED OTHER		TOTAL
	Number of shares	Amount	PAID IN CAPITAL	COMPREHENSIVE INCOME	ACCUMULATED DEFICITS	STOCKHOLDERS’ EQUITY

Balance as of December 1, 2018	104,665,770	$10,467	$1,629,809	-	$(961,965)	$678,311
Foreign currency translation loss	-	-	-	(1)	-	(1)
Net loss	-	-	-	-	(145,779)	(145,779)
Balance as of February 28, 2019	104,665,770	$10,467	$1,629,809	$(1)	$(1,107,744)	$532,531

FOR THE SIX MONTHS ENDED FEBRUARY 29, 2020
				ACCUMULATED
	COMMON STOCK		ADDITIONAL	OTHER		TOTAL
	Number of shares	Amount	PAID IN CAPITAL	COMPREHENSIVE INCOME	ACCUMULATED DEFICITS	STOCKHOLDERS’ EQUITY
Balance as of September 1, 2019	105,184,073	$10,519	$1,888,909	-	$(1,464,746)	$434,682
Issuance of shares	8,500,000	850	4,249,150	-	-	4,250,000
Net loss	-	-	-	-	(2,491,740)	(2,491,740)
Balance as of February 29, 2020	113,684,073	$11,369	$6,138,059	-	$(3,956,486)	$2,192,942

FOR THE SIX MONTHS ENDED FEBRUARY 28, 2019
				ACCUMULATED
	COMMON STOCK		ADDITIONAL	OTHER		TOTAL
	Number of shares	Amount	PAID IN CAPITAL	COMPREHENSIVE INCOME	ACCUMULATED DEFICITS	STOCKHOLDERS’ EQUITY
Balance as of September 1, 2018	104,275,395	$10,428	$1,434,661	-	$(562,652)	$882,437
Shares issued for development costs	390,375	39	195,148	-	-	195,187
Foreign currency translation loss	-	-	-	(1)	-	(1)
Net loss	-	-	-	-	(545,092)	(545,092)
Balance as of February 28, 2019	104,665,770	$10,467	$1,629,809	(1)	$(1,107,744)	$532,531

See accompanying notes to the condensed consolidated financial statements.

F-4

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In U.S. dollars)

	For the six months ended
	February 29, 2020	February 28, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,491,740)	$(545,092)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for mobile application development cost	-	195,187
Share based compensation	2,125,000	-
Impairment loss	-	102,564
Depreciation	4,658	4,235
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	(45,211)	26,153
Accounts payable and accrued liabilities	29,029	(12,671)

Net cash used in operating activities	(378,264)	(229,624)

CASH FLOWS FROM INVESTING ACTIVITIES:
Issuance of notes receivable	(812,952)	(50,000)
Non-marketable equity investments	-	(102,564)
Purchase of plant and equipment	(371)	-

Net cash used in investing activities	(813,323)	(152,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment from related parties	-	878
Proceeds from convertible notes issuance	130,000	-
Advance from a director	845,818	487

Net cash provided by financing activities	975,818	1,365

Effect of exchange rate changes on cash and cash equivalents	-	(1)

Net decrease in cash and cash equivalents	(215,769)	(380,824)
Cash and cash equivalents, beginning of period	447,562	839,323

CASH AND CASH EQUIVALENTS, END OF PERIOD	$231,793	$458,499

SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for income taxes	$-	$-
Cash paid for interest paid	$30,000	$-

See accompanying notes to the condensed consolidated financial statements.

F-5

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO condensed consolidated FINANCIAL STATEMENTS

(UNaudited)

(In U.S. dollars except for share data)

1. ORGANIZATION AND BUSINESS BACKGROUND

Leader Capital Holdings Corp. was incorporated on March 22, 2017 under the laws of the State of Nevada.

The Company, through its subsidiaries, mainly operates and services a mobile application investment platform.

Company Name	Place/Date of Incorporation	Principal Activities

1. Leader Financial Group Limited	Seychelles / March 6, 2017	Investment Holding

2. JFB Internet Service Limited	Hong Kong / July 6, 2017	Provides an Investment Platform

Leader Capital Holdings Corp. and its subsidiaries are hereinafter referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These interim condensed consolidated financial statements of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the unaudited condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”), and include the accounts of the Company and its subsidiaries. However, they do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with U.S. GAAP. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Intercompany accounts and transactions have been eliminated in consolidation.

The Company has adopted August 31 as its fiscal year end. These unaudited financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included in the Company’s annual report on Form 10-K for the year ended August 31, 2019, which was filed with the SEC on November 29, 2019.

Going Concern

The accompanying interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

The Company has suffered recurring losses from operations, and recorded an accumulated deficit of $3,956,486 as of February 29, 2020. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

The Company expects to finance its operations primarily through loans from existing directors and stockholders, sales of capital stock and cash flow from operations. In the event that the Company requires additional funding to finance the Company’s current and expected future operations, as well as to achieve its strategic objectives, a stockholder has indicated the intent and ability to provide additional financing. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Any such additional financing may contain undue restrictions on the Company’s operations and/or cause substantial dilution to its stockholders.

F-6

These interim condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and the classification of liabilities that might be necessary should the Company be unable to continue as going concern.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its condensed consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Software Development Costs

The Company expenses software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and, as a result, development costs that meet the criteria for capitalization were not material for the periods presented.

The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

On September 1, 2018, the Company engaged LOC Weibo Co., Ltd (“LOC”), an unrelated company incorporated in Taiwan, to develop a mobile application in four stages for total consideration of TWD20,000,000 ($651,466), payable in the form of shares of the Company’s restricted common stock. The first and second stages of development for the basic functions of the mobile application have been completed, and the Company has issued an aggregate total of 908,678 shares of restricted common stock at a price per share of $0.50 for the work completed up to February 29, 2020.

Of the shares of restricted common stock that have been issued to LOC, nil and 390,375 shares of restricted common stock were issued during the six months ended February 29, 2020 and February 28, 2019, respectively, for the work completed during each period. The Company expensed $0 and $195,187 in development costs as general and administrative expenses for the six months ended February 29, 2020 and February 28, 2019, respectively; and $0 for the three months ended February 29, 2020 and February 28, 2019. As of February 29, 2020, the development of the mobile application is still in progress and the Company has not capitalized any of the development costs.

F-7

Revenue Recognition

The Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services. Revenue is recognized as performance obligations are satisfied.

The Company recognizes revenue following the five-step model prescribed under ASU 2014-09:

Step 1: Identify the contract

Step 2: Identify the performance obligations

Step 3: Determine the transaction price

Step 4: Allocate the transaction price

Step 5: Recognize revenue

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers, which may occur at a point in time or over time depending on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

Currently, the Company has an agreement with a third party whereby the Company authorized the third party to use the Company’s investment platform and related applications from January 1, 2018 to December 31, 2020. Income from providing investment platform services with the use of a mobile application is recognized when the service is performed.

Revenue by Recognition Over Time vs Point in Time

	For the six months ended		For the three months ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Revenue by recognition over time	$3,333	$-	$1,666	$-
Revenue by recognition at a point in time	-	-	-	-
	$3,333	$-	$1,666	$-

Other Income – Related Party

Revenue from the subletting of leasehold land and buildings is recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased assets. The Company leased its commercial office in Taipei from April 1, 2018 to February 28, 2019 under a non-cancelable operating lease with a term of 31 months to a related party, Greenpro LF Limited, which is owned by Mr. Yi-Hsiu Lin, the Company’s Chief Executive Officer and a member of its board of directors (“Mr. Lin”), and Mr. Chong Kuang Lee.

Practical Expedients and Exemption

The Company has not incurred any costs to obtain contracts, and does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

F-8

Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Expected useful life
Furniture and fixtures	3
Office equipment	3
Leasehold improvement	3

Impairment of Long-Lived Assets

The Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment has been recorded by the Company for the six months ended February 29, 2020 and February 28, 2019.

Income Taxes

Income taxes are determined in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company recorded a liability for an uncertain income tax position, tax penalties and any imputed interest thereon of $30,250 and $0 at February 29, 2020 and August 31, 2019, respectively, included in accrued payables and accrued liabilities due to the potential of incurring a tax penalty for late filing of its tax returns with the Internal Revenue Service and, if recognized, such penalty will affect the Company’s effective tax rate.

The Company conducts business in Hong Kong and is subject to tax in the jurisdiction of Hong Kong. As a result of its business activities, the Company will file tax returns that are subject to examination by the Hong Kong tax authority.

Net Income/(Loss) Per Share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock equivalents had been issued and if the additional shares of common stock were dilutive. The following table presents a reconciliation of basic and diluted net loss per share:

F-9

	Six Months Ended		Three Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019

Net Loss	$(2,491,740)	$(545,093)	$(1,242,110)		$(145,780)
Weighted average number of shares of common stock outstanding - Basic and diluted	113,684,073	104,665,770	113,684,073		104,665,770
Net loss per share - Basic and diluted	$(0.02)	$(0.01)	$(0.01)	$	#

# Less than $(0.01) per share

As of February 29, 2020, the Company’s convertible notes payable were excluded from the diluted loss per share calculation as they were anti-dilutive.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC Topic 718 (“ASC 718”), which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the vesting period or immediately if fully vested and non-forfeitable. The Financial Accounting Standards Board (“FASB”) also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Additionally, ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, permits the election of an accounting policy for forfeitures of share-based payment awards, either to recognize forfeitures as they occur or estimate forfeitures over the vesting period of the award. The Company has elected to recognize forfeitures as they occur.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting” (“ASU 2018-07”), which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC Topic 606, Revenue from Contracts with Customers. The Company adopted ASU 2018-07 on September 1, 2019 and there was no cumulative effect of adoption.

Foreign Currencies Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is United States Dollars (“US$”). The Company’s subsidiaries in Seychelles and Hong Kong maintain their books and records in US$ and Hong Kong Dollars (“HK$”), respectively. HK$ is the functional currency and the primary currency of the economic environment in which the Company operates.

In general, for consolidation purposes, the assets and liabilities of the Company’s subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from the translation of the financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statement of retained earnings.

F-10

Related Parties

Parties, which can be a corporation or an individual, are considered to be related if the Company has the ability to, directly or indirectly, control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with U.S. GAAP. ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Given the Company’s shares are thinly traded, the conversion features of the convertible promissory notes issued in February 2020 did not qualify as embedded derivative instruments and were not bifurcated from the host convertible notes payable. Accordingly, these instruments have not been classified as derivative liabilities in the accompanying consolidated balance sheet.

Fair Value of Financial Instruments:

The carrying value of the Company’s financial instruments, such as cash and cash equivalents, deposits, notes receivable, accounts payable and accrued liabilities, balances due to a director, bonds payable and notes payable approximate at their fair values because of the short-term nature of these financial instruments or the rate of interest of these instruments approximate the market rate of interest.

The Company also follows the guidance of the ASC Topic 820, “Fair Value Measurements and Disclosures “ (“ASC 820”), with respect to financial assets and liabilities that are measured at fair value. ASC 820 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

F-11

The Company did not have any liabilities carried at fair value measured on a recurring basis as of February 29, 2020 and August 31, 2019.

Leasing

Under ASC Topic 842, “Leases “, the Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date, based on the present value of the remaining lease payments, and discounted using the discount rate for the lease at the commencement date. The ROU assets represent the Company’s right to control the use of an identified asset for the lease term and the lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the lease liability. The ROU assets also include any lease payments made prior to the commencement of the lease and is recorded net of any lease incentives received. The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating leases associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

The Company’s only lease meets the definition of a short-term lease because the initial lease term is 12 months or less. Consequently, the Company does not recognize the ROU asset and the lease liability arising from this lease.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” and issued certain transitional guidance and subsequent amendments between January 2018 and March 2019 within ASU No. 2018-01, ASU No. 2018-10, ASU No. 2018-11, ASU No. 2018-20 and ASU No. 2019-01 (collectively, including ASU No. 2016-02, “ASC 842”), which amends ASC Topic 840, the existing accounting standards for lease accounting. ASC 842 generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. We adopted ASC 842 on September 1, 2019 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application and not restating comparative periods. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases. The adoption of ASC 842 did not have a material impact on net assets and the consolidated statement of comprehensive income.

In June 2018, the FASB issued ASU 2018-07, which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. The new standard became effective for the Company on September 1, 2019. The adoption of ASU 2018-07 did not have a material impact on the Company’s condensed consolidated financial statements.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassifications have no effect on the accompanying consolidated financial statements.

3. PLANT AND EQUIPMENT, NET

Plant and equipment as of February 29, 2020 and August 31, 2019 are summarized below:

	As of February 29, 2020	As of August 31, 2019
Furniture and fixtures	$3,912	$3,912
Office equipment	8,049	7,678
Leasehold improvement	16,178	16,178
Total	28,139	27,768
Less: Accumulated depreciation	(20,147)	(15,489)
Plant and Equipment, net	$7,992	$12,279

Depreciation expenses, classified as operating expenses, were $4,658 and $4,235 for the six months ended February 29, 2020 and February 28, 2019, respectively; and $2,344 and $2,144 for the three months ended February 29, 2020 and February 28, 2019, respectively.

F-12

4. RELATED PARTY TRANSACTIONS

	Six Months Ended		Three Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019

Professional fee - Greenpro Financial Consulting Limited (a)	$15,253	$8,800	$1,753	$8,800

Other Income:
Rental income from Greenpro LF Limited (b)	-	22,707	-	11,351

(a)	The Company incurred professional fees of $15,253 and $8,800 for services provided by Greenpro Financial Consulting Limited for the six months ended February 29, 2020 and February 28, 2019, respectively; and $1,753 and $8,800 for the three months ended February 29, 2020 and February 28, 2019, respectively. The fees are due for payment to Greenpro Financial Consulting Limited upon receipt of an invoice.

The directors of Greenpro Financial Consulting Limited (Mr. Chong Kuang Lee and Mr. Che Chan Loke) are the directors of the investment managers of Greenpro Asia Strategic SPC. As of February 29, 2020, Greenpro Asia Strategic SPC is the holder of approximately 4.40% of the Company’s issued and outstanding common stock.

(b)	The Company sublet its commercial office in Taipei to Greenpro LF Limited under a non-cancelable operating lease at a monthly rate of HK$22,000 ($2,821) until October 31, 2019, with a term of 31 months. Beginning November 1, 2019, the monthly rate would have adjusted to HK$22,900 ($2,936); however, the subletting arrangement was early terminated on February 28, 2019. Mr. Lin is a director of Greenpro LF Limited.

Greenpro LF Limited was also obligated to pay the Company HK$230,000 ($29,487) for leasehold improvements. The Company received $0 and $22,707 in rental income from Greenpro LF Limited for the six months ended February 29, 2020 and February 28, 2019, respectively; and $0 and $11,351 for the three months ended February 29, 2020 and February 28, 2019, respectively. The rental income is recorded under other income.

(c)	The Company contemplated an investment of HK$800,000 ($102,564) in Leader Financial Asset Management Limited, a Hong Kong corporation, which was accounted for under the cost method of accounting. The Company’s directors, Mr. Lin and Mr. Shui Fung Cheng, are directors of Leader Financial Asset Management Limited.

The Company performed an impairment test on the investment and expected that it would not generate revenues in the near future. The impairment loss was $102,564 and $0 for the six months and three months ended February 28, 2019 respectively. The Company did not proceed with the investment and HK$800,000 ($102,564) was reflected as being refunded to the Company during the year ended August 31, 2019.

F-13

5. PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	As of February 29, 2020	As of August 31, 2019
Rental and management fee deposits	$34,272	$44,076
Prepaid share-based compensation to directors (Note 11)	1,000,000	-
Prepaid share-based compensation to consultants (Note 11)	1,125,000	-
Other prepaid expenses	5,135	135
Interest receivables (Note 6)	61,596	11,581
	$2,226,003	$55,792

6. NOTES RECEIVABLE

On February 13, 2019, the Company entered into a loan agreement with a third party, Kurrency Technology Holding Limited. (“Kurrency”) and loaned Kurrency a total of $50,000. The loan was unsecured and bears interest at a rate of 8% per annum. Kurrency agreed to repay the loan principal in five equal installments commencing on December 15, 2019. As of February 29, 2020 and August 31, 2019, the outstanding balance on the note was $30,500 and $50,000, respectively. Interest of $3,984 and $2,181 was accrued as of February 29, 2020 and August 31, 2019, respectively.

In April 2019, the Company entered into multiple loan agreements with LOC (Notes 2 and 11 and loaned LOC a total amount of $1,103,207 and $582,521 as of February 29, 2020 and August 31, 2019, respectively. The loans are secured by the personal guarantees of some of LOC’s stockholders, bear interest at a rate of 8% per annum, and are due on various dates from April 12, 2020 through November 6, 2020. Interest of $38,642 and $6,564 was accrued as of February 29, 2020 and August 31, 2019, respectively.

In May 2019, the Company entered into multiple short-term loan agreements with another unrelated company in Beijing, China, and loaned this company a total amount of $504,103 and $192,337 as of February 29, 2020 and August 31, 2019, respectively. The loans are secured by the personal guarantees of some of that company’s stockholders, bear interest at a rate of 8% per annum, and are due on various dates from May 14, 2020 through November 6, 2020. Interest of $18,970 and $2,836 was accrued as of February 29, 2020 and August 31, 2019, respectively.

The Company made the loans to LOC and the company in Beijing as part of the Company’s plans to expand its business in software technology.

7. OTHER PAYABLES AND ACCRUED LIABILITIES

	As of February 29, 2020	As of August 31, 2019
Accrued expenses	$55,719	$23,088
Unearned income	5,556	8,889
Other payables	11,404	11,673
	$72,679	$43,650

The Company signed an agreement with a third party whereby it authorized the third party to use its investment platform and related applications, for a period until December 31, 2020, for an upfront service fee. An additional fee is charged upon the third party’s sale of products on the Company’s mobile application. Unearned income on this contract was $5,556 and $8,889 as of February 29, 2020 and August 31, 2019, respectively.

8. DUE TO A DIRECTOR

The outstanding amounts of $1,107,977 and $262,159 as of February 29, 2020 and August 31, 2019, respectively, represent an advance from Mr. Lin. It is unsecured and interest-free with no fixed payment term.

9. BONDS PAYABLE

The Company entered into a Bond Purchase Agreement with an individual third party on August 14, 2019, pursuant to which the Company issued and sold to the purchaser a bond at an aggregate purchase price of $600,000. The bond will mature three years from August 14, 2019. Interest on the bond accrues at rate of 10% per annum and is payable on a semi-annual basis. The Company may exercise its right to repay this bond at any time on or before two years from the maturity date by wiring 100% of all outstanding principal and accrued interest  to the purchaser.

F-14

10. CONVERTIBLE NOTES PAYABLE TO RELATED PARTIES

Convertible notes payable consist of the following:

	As of February 29, 2020	As of August 31, 2019
Convertible note payable to a shareholder, unsecured, 6% interest, due February 24, 2022	$110,000	$-
Convertible note payable to a shareholder, unsecured, 6% interest, due February 27, 2022	20,000	-
Total notes payable	$130,000	$-
Less: current portion	-	-
Convertible notes payable, net – Long-term	$130,000	$-

On February 24, 2020, the Company issued a convertible promissory note in the principal amount of $110,000, which accrues interest at the rate of 6% per annum, to a shareholder – Teh-Ling Chen. The note is due on February 24, 2022 and unsecured.

On February 27, 2020, the Company issued a convertible promissory note in the principal amount of $20,000, which accrues interest at the rate of 6% per annum, to a shareholder – Li-Ching Yang. The note is due on February 27, 2022 and unsecured.

For each of the promissory notes, the Company is entitled to a one-year extension. The outstanding principal amounts of the notes are convertible at any time at the option of the holders into common stock at a conversion price of either $1 per share if converted within one year or $1.5 per share if converted after one year. Each of the lenders may convert part of the principal outstanding in increments of $10,000 or multiples of $10,000 at any time. Accrued interest, if any, will be forfeited on any principal amount being converted.

11. COMMON STOCK

On September 1, 2018, the Company engaged LOC to develop a mobile application in four stages for total consideration of TWD20,000,000 ($651,466), payable in the form of shares of the Company’s restricted common stock. As of February 29, 2020, the first and second stages of development for the basic functions of the mobile application have been completed.

During the six months ended February 29, 2020 and February 28, 2019, the Company issued nil and 390,375 shares of restricted common stock, respectively and nil for the three months ended February 29, 2020 and February 28, 2019, respectively, for the work completed during the respective periods. The Company has issued an aggregate total of 908,678 shares of restricted common stock at a price per share of $0.50 for the work completed up to February 29, 2020 (Note 2).

On September 1, 2019, the Company entered into an employment agreement with Yi-Hsiu Lin to serve as the Chief Executive Officer of the Company for a two-year term. Pursuant to the agreement, Mr. Lin will be compensated at an annual rate of $50,000 per year (the “Base Compensation”), prorated for any partial year, payable in cash or with 2,500,000 shares of restricted common stock, which would vest as of September 16, 2019. In addition, Mr. Lin may be entitled to bonus compensation of up to three times Base Compensation based on his achievement of appropriate performance criteria to be determined by the board of directors or a committee thereof. Mr. Lin’s salary was paid in shares of common stock, which were issued on December 11,2019. The fair value of the shares of restricted common stock was $1,250,000, which was calculated based on a price per share of $0.50 and amortized over the service term. During the six months ended February 29, 2020 and February 28, 2019, the Company amortized $625,000 and $0, respectively and amortized $312,500 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively, as remuneration. Prepaid expenses were $625,000 as of February 29, 2020 (Note 5).

F-15

On September 1, 2019, the Company issued a director offer letter to Shui Fung Cheng, pursuant to which Mr. Cheng agreed to serve as a director of the Company for a one-year term. For his service as a director, Mr. Cheng will receive an annual compensation, prorated for any partial year, in the form of $30,000 in cash or 1,500,000 shares of restricted common stock. The offer letter provided that compensation, either in cash or shares of restricted common stock, shall be paid or granted immediately on September 1, 2019. The fair value of the shares of restricted common stock was $750,000, which was calculated based on a price per share of $0.50 and amortized over the service term. During the six months ended February 29, 2020 and February 28, 2019, the Company amortized $375,000 and $0, respectively and amortized $187,500 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively, as remuneration. Prepaid expenses were $375,000 as of February 29, 2020 (Note 5).

On September 1, 2019, the Company entered into a consulting agreement with a consultant to provide business development services to the Company for a one-year term. Pursuant to the agreement, the Company agreed to pay the consultant a fee of $40,000 in the form of 2,000,000 shares of restricted common stock, which vested on September 15, 2019, prorated for any partial year. The fair value of the shares of restricted common stock was $1,000,000, which was calculated based on a price per share of $0.50 and amortized over the service term. During the six months ended February 29, 2020 and February 28, 2019, the Company amortized $500,000 and $0, respectively and amortized $250,000 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively, as consulting expenses under this agreement. Prepaid expenses were $500,000 as of February 29, 2020 (Note 5).

On September 1, 2019, the Company entered into a consulting agreement with a consultant to provide business advisory services to the Company for a one-year term. Pursuant to the agreement, the Company agreed to pay the consultant a fee of $50,000 in the form of 2,500,000 shares of restricted common stock, which vested on September 15, 2019, prorated for any partial year. The fair value of the shares of restricted common stock was $1,250,000, which was calculated based on a price per share of $0.50 and amortized over the service term. During the six months ended February 29, 2020 and February 28, 2019, the Company amortized $625,000 and $0, respectively and amortized $312,500 and $0 for the three months ended February 29, 2020 and February 28, 2019, respectively, as consulting expenses under this agreement. Prepaid expenses were $625,000 as of February 29, 2020 (Note 5).

12. COMMITMENTS AND CONTINGENCIES

During the period ended February 29, 2020, the Company entered into an agreement with an independent third party to lease office premise in Hong Kong on a monthly basis for the operations of the Company. The rental expense for the six months ended February 29, 2020 and February 28, 2019 were $63,565 and $57,899, respectively and $28,913 and $22,811 for the three months ended February 29, 2020 and February 28, 2019, respectively.

The following table lists the future minimal payments to be paid by the Company under a non-cancellable operating lease for office space in Hong Kong with an initial term of one-year as of February 29, 2020:

Year ending February 29,
2021	$5,111
2022	-
2023	-
2024	-

13. SUBSEQUENT EVENTS

Since the beginning of January 2020 and through the date of this report, the entire global economy has been substantially impacted by the coronavirus pandemic which began in China and has spread to most other parts of the world. The range of possible impacts on the Company’s business from the coronavirus pandemic could include, but would not necessarily be limited to, one or more of the following factors:

-	A negative impact due to a contraction in the demand for the Company’s services
-	A negative impact due to a contraction in the capital markets required to support the Company’s new business strategy
-	A negative impact on the availability of key personnel necessary to conduct the Company’s business activities
-	A negative impact on the business and operations of third-party service providers who perform critical services for the Company

From March to April 2020, the Company entered into various short-term loan agreements with LOC and a company in Beijing, whereby the Company provided additional loans of $221,420 and $104,000 respectively. The loans are secured by the personal guarantees of some of the stockholders, bear interest at a rate of 8% per annum, and are due on various dates through April 2021.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Leader Capital Holdings Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Leader Capital Holdings Corp. and its subsidiaries (the “Company”) as of August 31, 2019, the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, and records an accumulated deficit as of August 31, 2019 that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.

We have served as the Company’s auditor since 2019

Hong Kong, China
November 29, 2019

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of

Leader Capital Holdings Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Leader Capital Holdings Corp. and subsidiaries (the “Company”) as of August 31, 2018, the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement, whether due to error fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ TAAD LLP

We served as the Company’s auditor from 2017 to 2019

Diamond Bar, California
December 14, 2018

F-18

LEADER CAPITAL HOLDINGS CORP

CONSOLIDATED BALANCE SHEETS

AS OF AUGUST 31, 2019 AND 2018

(In U.S. dollars except share and per share data)

	As of August 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$447,562	$839,323
Prepayments, deposits and other receivables	55,792	89,504
Due from a director	-	1,201
Due from an employee	-	878
Notes receivable	724,858	-
Total current assets	1,228,212	930,906

Non-current assets
Plant and equipment, net	12,279	18,586
Notes receivable, non-current	100,000	-
Deposits	-	9,960
Total non-current assets	112,279	28,546

TOTAL ASSETS	$1,340,491	$959,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses and other payables	$43,650	$77,015
Due to a director	262,159	-
Total current liabilities	305,809	77,015

Non-current liabilities
Bonds payable	600,000	-
Total non-current liabilities	600,000	-

TOTAL LIABILITIES	$905,809	$77,015

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding	-	-
Common stock, $0.0001 par value; 600,000,000 shares authorized; 105,184,073 and 104,275,395 shares issued and outstanding as of August 31, 2019 and 2018, respectively	10,519	10,428
Additional paid-in capital	1,888,909	1,434,661
Accumulated other comprehensive income	-	-
Accumulated deficits	(1,464,746)	(562,652)

TOTAL STOCKHOLDERS’ EQUITY	$434,682	$882,437

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,340,491	$959,452

See accompanying notes to the consolidated financial statements.

F-19

LEADER CAPITAL HOLDINGS CORP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED AUGUST 31, 2019 AND 2018

(In U.S. dollars except share and per share data)

	Year ended August 31,
	2019	2018

REVENUE	$18,111	$-

OPERATING EXPENSES
General and administrative	(955,569)	(560,834)

LOSS FROM OPERATIONS	(937,458)	(560,834)

Interest expenses	(2,795)	-

OTHER INCOME
Other income – from related parties	25,561	18,923
Other income – from non-related parties	12,598	672
	38,159	19,595

LOSS BEFORE INCOME TAX	(902,094)	(541,239)

Income tax expense	-	-

NET LOSS AND COMPREHENSIVE LOSS	$(902,094)	$(541,239)

Net loss per share - Basic and diluted	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - Basic and diluted	104,850,604	102,843,944

See accompanying notes to the consolidated financial statements.

F-20

LEADER CAPITAL HOLDINGS CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED AUGUST 31, 2019 AND 2018

(In U.S. dollars except for share data)

	COMMON STOCK		ADDITIONAL		TOTAL
	Number of shares	Amount	PAID IN CAPITAL	ACCUMULATED DEFICITS	STOCKHOLDERS’ EQUITY
Balance as of September 1, 2017	102,275,395	$10,228	$434,861	$(21,413)	$423,676

Shares issued for IPO	2,000,000	200	999,800	-	1,000,000
Net loss	-	-	-	(541,239)	(541,239)
Balance as of August 31, 2018	104,275,395	$10,428	$1,434,661	$(562,652)	$882,437

Shares issued for development costs	908,678	$91	454,248	-	454,339
Net loss	-	-	-	(902,094)	(902,094)
Balance as of August 31, 2019	105,184,073	$10,519	$1,888,909	$(1,464,746)	$434,682

See accompanying notes to consolidated financial statements.

F-21

LEADER CAPITAL HOLDINGS CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	For the year ended August 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(902,094)	$(541,239)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for mobile application development cost	454,339	-
Impairment loss on intangible assets	-	23,500
Depreciation and amortization	8,667	12,822
Changes in operating assets and liabilities:
Prepayments, deposits and other receivables	43,672	(99,464)
Amount due from director	1,201	-
Accounts payable and accrued liabilities	(33,365)	77,015

Net cash used in operating activities	(427,580)	(527,366)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(2,360)	(25,408)
Issuance of notes receivable	(824,858)	-
Non-marketable equity investments	(102,564)	-
Refund from equity investments	102,564	-

Net cash used in investing activities	(827,218)	(25,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuance	-	1,000,000
Subscription receivable	-	20,080
Advance to a director	-	(1,201)
Advance from a director	262,159	-
Advance to an employee	-	(878)
Repayment from an employee	878	-
Repayment to a related company	-	(20,000)
Proceeds from bond issuance	600,000	-

Net cash provided by financing activities	863,037	998,001

Net (decrease) increase in cash and cash equivalents	(391,761)	445,227
Cash and cash equivalents, beginning of year	839,323	394,096
CASH AND CASH EQUIVALENTS, END OF YEAR	$447,562	$839,323

SUPPLEMENTAL CASH FLOWS INFORMATION
Cash paid for income taxes	$-	$-
Cash paid for interest paid	$-	$-

See accompanying notes to the consolidated financial statements.

F-22

LEADER CAPITAL HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the YEARS ended August 31, 2019 and 2018

(In U.S. dollars)

1. ORGANIZATION AND BUSINESS BACKGROUND

Leader Capital Holdings Corp. was incorporated on March 22, 2017 under the laws of the State of Nevada.

The Company, through its subsidiaries, mainly engages in the provision of investment platform services with the use of a mobile application.

Company name	Place/date of incorporation	Principal activities

1. Leader Financial Group Limited	Seychelles / March 6, 2017	Investment Holding

2. JFB Internet Service Limited (“JFB”)	Hong Kong / July 6, 2017	Provide an Investment platform

Leader Capital Holdings Corp. and its subsidiaries are hereinafter referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of Leader Capital Holdings Corp. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The Company has adopted August 31 as its fiscal year end.

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

The Company has suffered recurring losses from operations, and records an accumulated deficit of $1,464,746 as of August 31, 2019. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

The Company expects to finance its operations primarily through cash flow from operations, loans from existing directors and shareholders and placements of capital stock for additional funding. In the event that the Company requires additional funding to finance the growth of the Company’s current and expected future operations as well as to achieve our strategic objectives, a shareholder has indicated the intent and ability to provide additional financing. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as going concern.

F-23

Use of estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its consolidated financial statements.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Software development costs

The Company expenses software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.

The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

On September 1, 2018, the Company appointed LOC Weibo Co., Ltd (“LOC”), an unrelated company incorporated in Taiwan, to develop a mobile application in four stages for a total consideration of TWD20,000,000 ($651,466), payable in the form of common shares of the Company. As of August 31, 2019, the first and second stages of development for the basic functions of the mobile application have been completed, and the Company has issued a total of 908,678 of restricted common shares in aggregate at $0.50 per share for the work completed up to August 31, 2019. The Company has expensed $454,339 development costs for the first and second development stage in general and administrative expenses for the year ended August 31, 2019. As of August 31, 2019, the development of the mobile application is still under progress and thus the Company did not capitalize any cost of development.

Revenue recognition

The Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09:

Step 1: Identify the contract
Step 2: Identify the performance obligations
Step 3: Determine the transaction price
Step 4: Allocate the transaction price
Step 5: Recognize revenue

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, which may occur at a point in time or over time depending on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The Company signed an agreement with a third party whereby the Company authorizes the third party to use the Company’s investment platform and related applications for a period until December 31, 2020. Income from provision of investment platform services with the use of the Company’s mobile applications is recognized when the service is performed.

Revenue by recognition over time vs point in time

	Year ended August 31,
	2019	2018
Revenue by recognition over time	$11,111	$-
Revenue by recognition at a point in time	7,000	-
	$18,111	$-

F-24

Other Income-Related Party

Revenue from subletting of leasehold land and buildings are recognized on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased assets. The Company leased its commercial office in Taipei from April 1, 2018 to February 28, 2019 under non-cancelable operating leases with terms of 31 months to a related party which is Greenpro LF Limited, a Seychelles company, owned by Mr. Lin Yi-Hsiu, the director of the Company and Mr. Lee Chong Kuang.

Practical expedients and exemption

The Company had not occurred any costs to obtain contracts, and do not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Expected useful life
Furniture and fixtures	3
Office equipment	3
Leasehold improvements	3

Intangible asset

Intangible assets are recorded at cost less accumulated amortization with no residual value. Amortization of intangible assets is computed using the straight-line method over their estimated period of benefit which is 5 years.

Impairment of long-lived assets

The Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company fully impaired its intangible assets for the year ended August 31, 2018. No impairment has been recorded by the Company for the year ended August 31, 2019.

Income taxes

Income taxes are determined using an asset and liability method in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

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The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended August 31, 2019 and 2018.

The Company conducts major businesses in Hong Kong. The Company is subject to tax in Hong Kong jurisdictions. As a result of its business activities, the Company will file tax returns that are subject to examination by the Hong Kong tax authority.

Net income/(loss) per share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. The following table presents a reconciliation of basic and diluted net income (loss) per share:

	Year ended August 31,
	2019	2018

Net loss	$(902,094)	$(541,239)
Weighted average number of common shares outstanding - Basic and diluted	104,850,604	102,843,944
Net loss per share - Basic and diluted	$(0.01)	$(0.01)

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations.

The reporting currency of the Company is United States Dollars (“US$”). The Company’s subsidiary in Seychelles and Hong Kong maintains its books and record in United States Dollars (“US$”) and Hong Kong Dollars (“HK$”) respectively, and Hong Kong Dollars is also the functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiary whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of retained earnings.

Translation of amounts from HK$ into US$1 has been made at the following exchange rates for the respective periods:

	As of and for the year ended August 31, 2019	As of and for the year ended August 31, 2018

Year-end / average HK$ : US$ 1 exchange rate	7.80	7.80

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments:

The carrying value of the Company’s financial instruments: cash and cash equivalents, deposits, notes receivable, accounts payable and accrued liabilities, balances due to a director and bonds payable approximate at their fair values because of the short-term nature of these financial instruments or the rate of interest of these instruments approximate the market rate of interest.

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The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” and issued certain transitional guidance and subsequent amendments between January 2018 and March 2019 within ASU 2018-01, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, including ASU 2016-02, “ASC 842”). ASU 2016-02 creates a new topic in ASC 842 “Leases” to replace the current topic in ASC 840 “Leases,” which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the consolidated balance sheets and disclosing key information about leasing arrangements. ASC 842 affects both lessees and lessors, although for the latter the provisions are similar to the current model, but are updated to align with certain changes to the lessee model and also the new revenue recognition provisions contained in ASC 606. The new guidance is effective for the Company for the year ending August 31, 2020 and interim reporting periods during the year ending August 31, 2020. Management expects the primary impact to the Company’s consolidated financial position upon adoption will be the recognition, on a discounted basis, of its minimum commitments under noncancelable operating leases on its consolidated balance sheets resulting in the recording of right of use assets and lease obligations.

On June 20, 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The new standard is effective for the Company on September 1, 2019. Early adoption is permitted, including in interim periods, and should be applied to all new awards granted after the date of adoption. The Company does not expect this guidance will have a material impact on its consolidated financial statements.

3. PLANT AND EQUIPMENT, NET

Plant and equipment as of August 31, 2019 and 2018 are summarized below:

	As of August 31,
	2019	2018
Furniture and fixtures	$3,912	$3,911
Office equipment	7,678	5,319
Leasehold improvements	16,178	16,178
Total	27,768	25,408
Less: Accumulated depreciation	(15,489)	(6,822)
Plant and equipment, net	$12,279	$18,586

Depreciation expense, classified as operating expenses, was $8,667 and $6,822 for the years ended August 31, 2019 and 2018 respectively.

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4. RELATED PARTY TRANSACTIONS

	Year ended August 31,
	2019	2018

Professional fee - Greenpro Financial Consulting Limited (a)	$8,800	$192,364
Other income:
Rental income from Greenpro LF Limited (b)	25,561	18,923

(a)	The directors of Greenpro Financial Consulting Limited (Mr. Lee Chong Kuang and Mr. Loke Che Chan) are also the directors of the investment managers of Greenpro Asia Strategic SPC, a 4.75% shareholder of the Company. This fee is due for payment to Greenpro Financial Consulting Limited upon receipt of an invoice.

Greenpro Financial Consulting Limited provides services to the Company and the Company incurred professional fees $8,800 and $192,364 for the years ended August 31, 2019 and 2018, respectively. There is no accrued amount as of August 31, 2019 and 2018.

(b)	Directors of Greenpro LF Limited are Mr. Lin Yi-Hsiu, a director of the Company (“Mr. Lin”), and Mr. Lee Chong Kuang. The Company sublet its commercial office in Taipei to Greenpro LF Limited under non-cancelable operating lease at a monthly rental of HK$22,000 ($2,821), adjusted to HK$22,900 ($2,936) from November 1, 2019, with a term of 31 months until October 31, 2019. Greenpro LF Limited was also obligated to pay the Company HK$230,000 ($29,487) for leasehold improvements. The sub-letting arrangement was early terminated on February 28, 2019.

The Company received $25,561 and $18,923 rental income from Greenpro LF Limited for the years ended August 31, 2019 and 2018, respectively. The rental income is recorded under other income.

(c)	During the year ended August 31, 2019, the Company intended to invest $102,564 (HK$800,000) in the equity interest of Leader Financial Asset Management Limited. Leader Financial Asset Management Limited is a company incorporated in Hong Kong and was owned by the Company’s directors Lin Yi-Hsiu and Cheng Shui Fung, respectively. The Company did not proceed with the investment and $102,564 (HK$800,000) was refunded to the Company during the year ended August 31, 2019.

5. PREPAYMENTS, DEPOSITS AND OTHER RECEIVABLES

	As of August 31,
	2019	2018
Long-term deposits	$-	$9,960

Rental and management fee deposits	$44,076	$39,756
Prepaid expenses	135	49,748
Interest receivables (Note 6)	11,581	-
Short-term prepayments, deposits and other receivables	$55,792	$89,504

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6. NOTES RECEIVABLE

On February 13, 2019, the Company entered into a loan agreement with Kurrency Technology Holding Limited. (“Kurrency”) and loaned Kurrency $50,000. The loan was unsecured and interest bearing at 8% per annum. Kurrency Technology Holding Limited will repay the loan principal in five equal instalments commencing December 15, 2019. Interest of $2,181 was accrued as of August 31, 2019.

From April 2019, the Company entered into multiple loan agreements with LOC (Notes 2 and 12) and loaned LOC a total amount of $582,521 as of August 31, 2019. The loans are secured by personal guarantees of certain of its ultimate shareholders, bear interest at 8% per annum, and are due on various dates through September 2020.

From May 2019, the Company entered into multiple short-term loan agreements with another company in Beijing, China, and loaned this company a total amount of $192,337 as of August 31, 2019. The loans are secured by personal guarantees of certain of its ultimate shareholders, bear interest at 8% per annum, and are due on various dates through July 2020.

Interest of $9,400 was accrued as of August 31, 2019. The Company made the loans to LOC and the company in Beijing as part of the Company’s plans to expand its business in software technology.

7. ACCRUED EXPENSES AND OTHER PAYABLES

	As of August 31,
	2019	2018
Accrued expenses	$23,088	$20,092
Deferred rental income	-	24,731
Unearned income	8,889	27,000
Other payable	11,673	5,192
	$43,650	$77,015

The Company signed an agreement with a third party whereby the Company authorizes the third party to use the Company’s investment platform and related applications for a period until December 31, 2020. The third party needs to pay an upfront service fee. Additional fee is charged upon the third party’s sale of products on the Company’s mobile application. Unearned income on this contract was $8,889 and $27,000 as of August 31, 2019 and 2018, respectively.

8. BALANCES WITH A DIRECTOR

As of August 31, 2019, the balance $262,159 represented advance from the Company’s director, Lin Yi-Hsiu. It is unsecured, interest-free with no fixed payment term.

As of August 31, 2018, the balance $1,201 represented an outstanding loan from the Company’s director, Lin Yi-Hsiu. It was unsecured, interest-free with no fixed payment term.

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9. INTANGIBLE ASSETS

On August 4, 2017, JFB, a wholly owned subsidiary of the Company, acquired an investment platform, which connects investor with other financial service providers in an effort to sharpen operational efficiency and respond to customer demands for more innovative services from a related company which is wholly owned by Mr. Lin at a purchase price of $30,000.

According to provisions of FASB ASC 805-50-30 Transactions Between Commonly Controlled Entities, when accounting for transfers of intangible assets between entities under common control, the entity that receives the net intangible assets is required to measure the recognized assets transferred at their carrying amounts in the accounts of the transferring entity at the date of the transfer and the value recorded is from historical carrying value. Amortization expense for intangible assets was $nil and $6,500 for the period ended August 31, 2019 and 2018, respectively.

The impairment losses of intangible asset were $nil and $23,500 for the years ended August 31, 2019 and 2018, respectively. The Company performed an impairment test on the intangible asset as of August 31, 2018 based on ASC 350 “Goodwill and Other”. We expect the intangible asset not to generate revenues in the near future. As a result, the intangible assets were fully impaired during the year ended August 31, 2018.

10. BONDS PAYABLE

The Company had entered into a Bond Purchase Agreement with an individual third party on August 14, 2019, pursuant to which the Company issued and sold to the purchaser a bond at an aggregate principal amount and an aggregate purchase price of $600,000. The bond will mature in three years from August 14, 2019. Interest on the bond will be payable on semi-yearly basis at 10% per annum. The Company may exercise its right to repay this bond at any time on or before two years from the maturity date by wiring 100% of all outstanding principal and interest(s) to the Purchaser.

11. INCOME TAXES

For the years ended August 31, 2019 and 2018, the local (United States) and foreign components of loss before income tax were comprised of the following:

	Year ended August 31,
	2019	2018
Tax jurisdictions from:
- Local	$(82,118)	$(244,940)
- Foreign, representing
Seychelles	-	(1,600)
Hong Kong	(819,976)	(294,699)
Loss before income tax	$(902,094)	$(541,239)

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The provision for income taxes consisted of the following:

	Year ended August 31,
	2019	2018
Loss before income taxes	$(902,094)	$(541,239)
Statutory income tax rate	21%	21%
Income tax credit computed at statutory income rate	(189,440)	(113,660)
Reconciling items:
Non-deductible expenses	-	48,625
Tax effect of tax exempt entity	-	336
Rate differential in different tax jurisdictions	36,899	13,261
Valuation allowance on deferred tax assets	152,541	51,438
Income tax expense	$-	$-

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America. As of August 31, 2019, the operations in the United States of America incurred $526,922 of cumulative net operating losses (NOL’s) which can be carried forward to offset future taxable income. The NOL carryforwards begin to expire in 2037, if unutilized. The Company has provided for a full valuation allowance of approximately $110,654 against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Seychelles

Under the current laws of the Seychelles, Leader Financial Group Limited is registered as an international business company which governs by the International Business Companies Act of Seychelles and there is no income tax charged in Seychelles.

Hong Kong

JFB Internet Service Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on its assessable income. No provision for Hong Kong profits tax has been made in the financial statements as JFB Internet Service Limited has no assessable profits for the years. As of August 31, 2019, the operations in Hong Kong incurred $819,976 of cumulative net operating losses (NOL’s) which can be carried forward indefinitely to offset future taxable income. The Company has provided for a full valuation allowance of approximately $135,296 against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

	As of August 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards
– United States of America	$(110,654)	$(93,409)
– Hong Kong	$(135,296)	$-
Less: valuation allowance	245,950	93,409
	$-	$-

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12. COMMON STOCK

In May 2018, the Company issued 2,000,000 shares of common stock in the initial public offering at a price of $0.50 per share and received $1,000,000.

On September 1, 2018, the Company appointed LOC to develop a mobile application in four stages for total consideration of TWD20,000,000 ($651,466), payable in the form of common shares of the Company. As of August 31, 2019, the first and second stages of development for the basic functions of the mobile application have been completed, and the Company has issued a total of 908,678 restricted common shares in aggregate at $0.50 per share for the work completed up to August 31, 2019 (Note 2).

13. COMMITMENTS AND CONTINGENCIES

During the year ended August 31, 2019, the Company entered into agreements with independent third parties to lease office premises in Taiwan, Shenzhen and Hong Kong on a monthly basis, for the operations of the Company. Rental expense for the years ended August 31, 2019 and 2018 was $152,890 and $56,044, respectively.

As of August 31, 2019, the Company has future minimal payments under a non-cancellable operating lease on office in Hong Kong with initial term of one-year as follows:

Year ending August 31,
2020	$20,407
2021	-
2022	-
2023	-
2024	-
Thereafter	-
20,407

14. SUBSEQUENT EVENTS

On September 1, 2019, the Company entered into an employment agreement with Yi-Hsiu Lin to serve as the Chief Executive Officer of the Company for a two year term. Pursuant to the agreement, Mr. Lin will be compensated at an annual rate of $50,000 per year (the “Base Compensation”), prorated for any partial year in cash or 2,500,000 shares of restricted common stock, which would vest as of September 16, 2019. In addition, Mr. Lin may be entitled to bonus compensation of up to three (3) times Base Compensation based on his achievement of appropriate performance criteria to be determined by the board of directors or a committee thereof.

On September 1, 2019, the Company issued a director offer letter to Shui Fung Cheng, pursuant to which Mr. Cheng agreed to serve as a director of the Company for a one-year term. For his service as a director, Mr. Cheng will receive compensation in the form of $30,000 in cash or 1,500,000 shares of restricted common stock. Compensation, either in cash or in shares, shall be paid or grant immediately on September 1, 2019.

From September to November 2019, the Company entered into various short-term loan agreements with LOC and another company in Beijing, and loaned additional amount totaled $290,542. The loans are secured by personal guarantees of certain of their ultimate shareholders, bear interest at 8% per annum, and are due on various dates through November 2020.

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